EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Impax Laboratories, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Impax Laboratories, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and the consolidated financial statement schedule, “Schedule II—Valuation and Qualifying Accounts” (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2018 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2011.

Philadelphia, Pennsylvania

March 1, 2018

IMPAX LABORATORIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$181,778	$180,133
Accounts receivable, net	240,753	257,368
Inventory, net	158,471	175,230
Prepaid expenses and other current assets	21,086	14,897
Income tax receivable	61,201	3,513
Assets held for sale	32,266	—

Total current assets	695,555	631,141
Property, plant and equipment, net	124,813	233,372
Intangible assets, net	262,467	620,466
Goodwill	207,329	207,329
Deferred income taxes, net	—	69,866
Other non-current assets	61,136	60,844

Total assets	$1,351,300	$1,823,018

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$81,093	$58,952
Accrued expenses	248,127	244,653
Liabilities held for sale	7,170	—
Current portion of long-term debt, net	17,848	17,719

Total current liabilities	354,238	321,324
Long-term debt, net	769,524	813,545
Deferred income taxes	3,226	—
Other non-current liabilities	37,111	64,175

Total liabilities	1,164,099	1,199,044

Commitments and contingencies (Note 18)
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized; No shares issued or outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized; 74,234,076 issued and 73,990,347 outstanding shares at December 31, 2017; 73,948,340 issued and 73,704,611 outstanding shares at December 31, 2016	742	739
Treasury stock at cost: 243,729 shares at December 31, 2017 and 2016	(2,157)	(2,157)
Additional paid-in capital	559,632	535,056
Retained (deficit) earnings	(372,445)	98,192
Accumulated other comprehensive income (loss)	1,429	(7,856)

Total stockholders’ equity	187,201	623,974

Total liabilities and stockholders’ equity	$1,351,300	$1,823,018

The accompanying notes are an integral part of these consolidated financial statements.

IMPAX LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Years Ended December 31,
	2017	2016	2015
Revenues:
Impax Generics, net	$549,077	$606,320	$710,932
Impax Specialty Pharma, net	226,710	218,109	149,537

Total revenues, net	775,787	824,429	860,469

Cost of revenues	535,123	486,899	500,762
Cost of revenues impairment charges	96,865	488,632	7,303

Gross profit (loss)	143,799	(151,102)	352,404

Operating expenses:
Selling, general and administrative	216,270	201,830	201,287
Research and development	80,847	80,466	70,622
In-process research and development impairment charges	192,809	52,965	6,360
Fixed asset impairment charges	82,508	—	—
Change in fair value of contingent consideration	(31,048)	—	—
Patent litigation	5,105	7,819	4,567

Total operating expenses	546,491	343,080	282,836

(Loss) income from operations	(402,692)	(494,182)	69,568

Other income (expense):
Interest expense, net	(53,412)	(40,419)	(26,226)
Reserve for Turing receivable	(3,999)	(40,312)	—
Gain on sale of assets	17,236	175	45,574
Loss on debt extinguishment	(1,215)	—	(16,903)
Net change in fair value of derivatives	—	—	(13,000)
Other, net	(6,879)	(1,587)	355

(Loss) income before income taxes	(450,961)	(576,325)	59,368
Provision for (benefit from) income taxes	18,326	(104,294)	20,371

Net (loss) income	$(469,287)	$(472,031)	$38,997

Net (loss) income per common share:
Basic	$(6.53)	$(6.63)	$0.56

Diluted	$(6.53)	$(6.63)	$0.54

Weighted-average common shares outstanding:
Basic	71,856,950	71,147,397	69,640,417

Diluted	71,856,950	71,147,397	72,027,344

The accompanying notes are an integral part of these consolidated financial statements.

IMPAX LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

	Years Ended December 31,
	2017	2016	2015
Net (loss) income	$(469,287)	$(472,031)	$38,997
Other comprehensive (loss) income component:
Currency translation adjustments	9,285	2,607	(4,454)

Comprehensive (loss) income	$(460,002)	$(469,424)	$34,543

The accompanying notes are an integral part of these consolidated financial statements.

IMPAX LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock			Additional Paid-in Capital		Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value	Treasury Stock		Retained (deficit) Earnings		Total
Balance, December 31, 2014	71,228	$714	$(2,157)	$364,103	$531,226	$(6,009)	$887,877

Net income	—	—	—	—	38,997	—	38,997
Other comprehensive loss:
Currency translation adjustment	—	—	—	—	—	(4,454)	(4,454)
Exercises of stock options, issuances of restricted stock and sales of common stock under ESPP	1,698	15	—	(3,533)	—	—	(3,518)
Share-based compensation	—	—	—	28,613	—	—	28,613
Sale of warrants	—	—	—	88,320	—	—	88,320
Reclassification of derivatives to equity, net of related taxes	—	—	—	21,038	—	—	21,038
Tax benefit related to exercises of stock options and vestings of restricted stock	—	—	—	5,536	—	—	5,536

Balance, December 31, 2015	72,926	729	(2,157)	504,077	570,223	(10,463)	1,062,409

Net loss	—	—	—	—	(472,031)	—	(472,031)
Other comprehensive income:
Currency translation adjustment	—	—	—	—	—	2,607	2,607
Exercises of stock options, issuances of restricted stock and sales of common stock under ESPP	1,022	10	—	(612)	—	—	(602)
Share-based compensation	—	—	—	32,180	—	—	32,180
Tax benefit related to exercises of stock options and vestings of restricted stock	—	—	—	(589)	—	—	(589)

Balance, December 31, 2016	73,948	739	(2,157)	535,056	98,192	(7,856)	623,974

Cumulative effect of change in accounting principle (Note 3)	—	—	—	1,350	(1,350)	—	—
Net loss	—	—	—	—	(469,287)	—	(469,287)
Other comprehensive income:
Currency translation adjustment	—	—	—	—	—	9,285	9,285
Exercises of stock options, issuances of restricted stock and sales of common stock under ESPP	286	3	—	(2,855)	—	—	(2,852)
Share-based compensation	—	—	—	26,258	—	—	26,258
Other	—	—	—	(177)	—	—	(177)

Balance, December 31, 2017	74,234	$742	$(2,157)	$559,632	$(372,445)	$1,429	$187,201

The accompanying notes are an integral part of these consolidated financial statements.

IMPAX LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net (loss) income	$(469,287)	$(472,031)	$38,997
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	109,449	88,348	68,637
Non-cash interest expense	25,950	22,845	11,230
Share-based compensation expense	26,258	32,180	28,613
Deferred income taxes, net and uncertain tax positions	74,873	(127,405)	(29,558)
Intangible asset impairment charges	289,674	541,597	13,664
Reserve for Turing receivable	3,999	40,312	—
Fixed asset impairment charges	82,508	—	—
Gain on sale of assets	(17,236)	(175)	(45,574)
Loss on debt extinguishment	1,215	—	16,903
Change in fair value of contingent consideration	(31,048)	—	—
Net change in fair value of derivatives	—	—	13,000
Recognition of deferred revenue	—	—	(4,310)
Other	(1,018)	2,853	(81)
Changes in certain assets and liabilities:
Accounts receivable	12,552	26,771	(121,110)
Inventory	6,650	(45,561)	(14,035)
Prepaid expenses and other assets	(65,576)	(573)	9,330
Accounts payable and accrued expenses	32,377	(27,949)	107,402
Other liabilities	2,882	2,638	(656)

Net cash provided by operating activities	84,222	83,850	92,452

Cash flows from investing activities:
Payment for business acquisition (net of cash acquired)	(121)	(585,800)	(691,348)
Purchases of property, plant and equipment	(26,749)	(49,402)	(25,199)
Proceeds from sales of property, plant and equipment	9,111	1,360	—
Payments for licensing agreements	(50)	(3,500)	(5,850)
Investment in cash surrender value of insurance	(4,750)	(4,750)	(4,750)
Proceeds from cash surrender value of insurance	529	—	—
Proceeds from repayment of Tolmar loan	—	15,000	—
Proceeds from sale of intangible assets	12,350	—	59,546
Maturities of short-term investments	—	—	200,064

Net cash used in investing activities	(9,680)	(627,092)	(467,537)

	Years Ended December 31,
	2017	2016	2015
Cash flows from financing activities:
Proceeds from sale of convertible notes	—	—	600,000
Proceeds from issuance of term loan	—	400,000	435,000
Repayment of term loan	(70,000)	(5,000)	(435,000)
Payment of deferred financing fees	(818)	(11,867)	(36,941)
Purchase of bond hedge derivative asset	—	—	(147,000)
Proceeds from sale of warrants	—	—	88,320
Payment of withholding taxes related to restricted stock awards	(4,231)	(9,842)	(14,990)
Proceeds from exercises of stock options and ESPP	1,379	9,239	11,472

Net cash (used in) provided by financing activities	(73,670)	382,530	500,861

Effect of exchange rate changes on cash and cash equivalents	773	494	(298)

Net increase (decrease) in cash and cash equivalents	1,645	(160,218)	125,478
Cash and cash equivalents, beginning of year	180,133	340,351	214,873

Cash and cash equivalents, end of year	$181,778	$180,133	$340,351

Supplemental disclosure of cash flow information:
Cash paid for interest	$28,374	$18,139	$15,365
Cash paid for income taxes, net	$2,928	$23,053	$43,223
Supplemental disclosure of non-cash investing activity:
Fair value of contingent consideration issued in business acquisition	$—	$30,100	$—

The accompanying notes are an integral part of these consolidated financial statements.

IMPAX LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Operating and Reporting Structure

Impax Laboratories, Inc. (“Impax” or the “Company”) is a specialty pharmaceutical company that focuses on developing, manufacturing, marketing and distributing generic and branded pharmaceutical products. The Company has two reportable segments, referred to as “Impax Generics” and “Impax Specialty Pharma.” The Impax Generics division includes the Company’s legacy Global Pharmaceuticals business as well as the acquired businesses from the Company’s acquisition of Tower Holdings, Inc. (“Tower”) and its subsidiaries on March 9, 2015 (the “Tower Acquisition”).

The Impax Generics division focuses on a broad range of therapeutic areas, including products having technically challenging drug-delivery mechanisms or unique product formulations. In addition to developing solid oral dosage products, the Impax Generics division’s portfolio includes alternative dosage form products, primarily through alliance and collaboration agreements with third parties. Impax Generics develops, manufactures, sells, and distributes generic pharmaceutical products primarily through the following four sales channels: the “Impax Generics” sales channel, for generic pharmaceutical prescription products the Company sells directly to wholesalers, large retail drug chains, and others; the “Private Label” sales channel, for generic pharmaceutical over-the-counter (“OTC”) and prescription products the Company sells to unrelated third-party customers who, in turn, sell the product to third parties under their own label; the “Rx Partner” sales channel, for generic prescription products sold through unrelated third-party pharmaceutical entities under their own label pursuant to alliance agreements; and the “OTC Partner” sales channel, for generic pharmaceutical OTC products sold through unrelated third-party pharmaceutical entities under their own labels pursuant to alliance and supply agreements. Revenues from generic products are reported under the caption “Impax Generics, net.”

The Impax Specialty Pharma division includes the legacy Impax Pharmaceuticals business as well as the acquired business of Amedra Pharmaceuticals, LLC (“Amedra”) from the Tower Acquisition. The Company’s Impax Specialty Pharma division is focused on the development and promotion, through the Company’s specialty sales force, of proprietary branded pharmaceutical products for the treatment of central nervous system (“CNS”) disorders and other select specialty segments. Impax Specialty Pharma currently has one internally developed branded pharmaceutical product, Rytary® (IPX066), an extended release oral capsule formulation of carbidopa-levodopa for the treatment of Parkinson’s disease, post-encephalitic parkinsonism, and parkinsonism that may follow carbon monoxide intoxication and/or manganese intoxication, which was approved by the FDA on January 7, 2015 and which the Company began marketing in the United States (“U.S.”) in April 2015. The Company received marketing authorization from the European Commission for Numient® (the brand name of IPX066 outside of the United States) during the fourth quarter of fiscal year 2015. In addition to Rytary®, Impax Specialty Pharma is also currently engaged in the sale and distribution of four other branded products; the more significant include Zomig® (zolmitriptan) products, indicated for the treatment of migraine headaches, under the terms of a Distribution, License, Development and Supply Agreement with AstraZeneca UK Limited (“AstraZeneca”) in the United States and in certain U.S. territories (as amended, the “AZ Agreement”), and Emverm® (mebendazole) 100 mg chewable tablets, indicated for the treatment of pinworm, whipworm, common roundworm, common hookworm, and American hookworm in single or mixed infections. Revenues from branded products are reported under the caption “Impax Specialty Pharma sales, net.” Impax Specialty Pharma also has a number of product candidates that are in varying stages of development. See “Note 20. Segment Information,” for financial information about our segments for the years ended December 31, 2017, 2016 and 2015.

Operating Locations

As of December 31, 2017, the Company owned and/or leased facilities in California, Pennsylvania, New Jersey and Taiwan, Republic of China (“R.O.C.”). In California, the Company utilizes a combination of owned and leased facilities mainly located in Hayward. The Company’s primary properties in California consist of a leased office building used as the Company’s corporate headquarters, in addition to four properties it owns, including a research and development center facility and a manufacturing facility. Additionally, the Company leases two facilities in Hayward, utilized for additional research and development, equipment storage and quality assurance support. In Pennsylvania, the Company leases office space for sales and marketing, finance, and administrative personnel in Fort Washington. In New Jersey, the Company leases manufacturing, packaging, research and development and warehousing facilities in Middlesex and office space in Bridgewater.

During the year ended December 31, 2017, the Company closed its Middlesex, New Jersey manufacturing facility and on February 6, 2018, we completed the sale of Impax Laboratories (Taiwan), Inc. (“Impax Taiwan”) through a stock and purchase agreement.

Business Combination with Amneal Pharmaceuticals LLC

On October 17, 2017, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Atlas Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdco”), K2 Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”), and Amneal Pharmaceuticals LLC (“Amneal”). The Business Combination Agreement was unanimously approved by the board of directors of the Company on October 16, 2017. Consummation of the Transactions is subject to customary closing conditions, including, among other things, the approval of the Company’s stockholders holding a majority of the outstanding Company Common Stock entitled to vote. The Company and Amneal expect the merger to close in the first half of 2018. However, the Company cannot predict with certainty when, or if, the merger will be completed because completion of the merger is subject to conditions beyond the control of the Company.

At the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Transactions”), (i) Merger Sub will merge with and into the Company (the “Impax Merger”), with the Company surviving the Impax Merger as a direct wholly-owned subsidiary of Holdco, (ii) each share of the Company’s common stock issued and outstanding immediately prior to the Impax Merger, other than Company Common Stock held by the Company in treasury, by Amneal or by any of their respective subsidiaries, will be converted into the right to receive one fully paid and nonassessable share of Class A common stock of Holdco, (“Holdco Class A Common Stock”), (iii) the Company will convert to a limited liability company pursuant to the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, (iv) Holdco will contribute to Amneal all of Holdco’s equity interests in the Company to Amneal, in exchange for common units of Amneal, (v) Holdco will issue an aggregate number of shares of Class B common stock of Holdco, par value $0.01 per share (“Holdco Class B Common Stock”, and together with Holdco Class A Common Stock, “Holdco Common Stock”) to the existing members of Amneal (the Existing “Amneal Members”) and (vi) Holdco will become the managing member of Amneal. Upon closing of the transactions, the combination will be accounted for as a business combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” with Amneal treated as the “acquirer” and Impax treated as the “acquired” company for financial reporting purposes. In connection with the Closing, Holdco will be renamed Amneal Pharmaceuticals, Inc. (“New Amneal”).

Immediately following the Closing, (i) the Existing Amneal Members will hold 100% of Holdco Class B Common Stock, which, together with their common units of Amneal, will represent approximately 75% of the voting power and economic interests in New Amneal, and (ii) the Company’s stockholders immediately prior to the Closing will hold 100% of the Holdco Class A Common Stock, which will represent approximately 25% of the voting power and economic interests in New Amneal.

Consummation of the Transactions is subject to customary closing conditions, including, among other things, (i) the approval of the Company’s stockholders holding a majority of the outstanding Company Common Stock entitled to vote (the “Requisite Stockholder Approval”), (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) NYSE listing approval for Holdco Class A Common Stock. The obligation to consummate the Transactions is also conditioned upon each party’s representations and warranties being true and correct (subject to certain materiality exceptions) and each party having performed in all material respects its obligations under the Business Combination Agreement.

The Business Combination Agreement contains customary and reciprocal representations and warranties of the Company and Amneal, many of which are subject to and qualified by materiality qualifiers. The Company and Amneal have also made customary covenants in the Business Combination Agreement regarding the operation of their respective businesses and the businesses of their respective subsidiaries in the ordinary course prior to the Closing.

The Business Combination Agreement also contains a customary “no shop” covenant prohibiting the Company from soliciting proposals for alternative proposals to acquire the Company, or providing information or participating in any discussions in connection with any such proposals. However, prior to adoption of the Business Combination Agreement by the Company’s stockholders, the Board may, in the exercise of its fiduciary duties, (i) withhold, withdraw, qualify or modify its recommendation that the Company’s stockholders adopt the Business Combination Agreement in connection with certain intervening events, or (ii) terminate the Business Combination Agreement to enter into an agreement in connection with an alternative proposal to acquire the Company that is more favorable to the Company’s stockholders from a financial point of view than the Transactions (a “Superior Proposal”), in each case, subject to complying with certain notice and other specified requirements, including giving Amneal the opportunity to propose revisions to the terms of the Transactions and the payment of the Termination Fee (as defined below).

Consummation of the Transactions is not subject to a financing condition. However, Amneal is required to use its reasonable best efforts to obtain financing to (i) fund repayment of the Company’s Notes and refinance the RBC Credit Facilities and (ii) refinance outstanding Amneal debt. The Company is required to use reasonable best efforts to provide cooperation in connection with the financing process.

The Business Combination Agreement may be terminated by each of the Company and Amneal under certain circumstances, including if the Closing does not occur on or before July 17, 2018 (the “Outside Date”). Amneal also has certain additional termination rights, including in connection with a change of the Impax Board’s recommendation that the Company’s stockholders adopt and approve the Business Combination Agreement. The Company is required to pay Amneal a termination fee of $45.0 million (the “Termination Fee”) in connection with such a termination by Amneal, as well as under certain other circumstances, including if the Business Combination Agreement is terminated by the Company in connection with a Superior Proposal (as defined in the Business Combination Agreement). Additionally, Amneal will be entitled to reimbursement for up to $15.0 million of its reasonable out-of-pocket expenses incurred in connection with the Business Combination Agreement and the Transactions if the Business Combination Agreement is terminated due to the failure to obtain the Requisite Stockholder Approval.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

As of December 31, 2017, the consolidated financial statements of the Company include the accounts of the operating parent company, Impax Laboratories, Inc., its wholly owned subsidiaries, including Impax Laboratories USA, LLC, Impax Laboratories (Taiwan), Inc., ThoRx Laboratories, Inc., Impax International Holdings, Inc., Impax Holdings, LLC, Impax Laboratories (Netherlands) C.V., Impax Laboratories (Netherlands) B.V., Impax Laboratories Ireland Limited, Atlas Holdings, Inc., Lineage and Tower, including operating subsidiaries CorePharma LLC, Amedra Pharmaceuticals LLC, Mountain LLC and Trail Services, Inc., and Prohealth Biotech (Taiwan), Inc. (“Prohealth”). The Company acquired all the issued and outstanding share capital in Prohealth on October 24, 2017 and previously held a 57.54% majority ownership interest in the entity prior to such date. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and the rules and regulations of the U.S. Securities & Exchange Commission (“SEC”) requires the use of estimates and assumptions, based on complex judgments considered reasonable, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant judgments are employed in estimates used in determining values of tangible and intangible assets, contingent consideration, legal contingencies, tax assets and tax liabilities, fair value of share-

based compensation related to equity incentive awards issued to employees and directors, and estimates used in applying the Company’s revenue recognition policy, including those related to accrued chargebacks, rebates, product returns, Medicare, Medicaid, and other government rebate programs, shelf-stock adjustments, and the timing and amount of deferred and recognized revenue and deferred and amortized product manufacturing costs related to alliance and collaboration agreements. Actual results may differ from estimated results.

Reclassifications

Certain prior year amounts have been reclassified to conform to the presentation for the year ended December 31, 2017.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete, which under SEC Staff Accounting Bulletin No. 104, Topic No. 13, “Revenue Recognition” (“SAB 104”), is when revenue is realized or realizable and earned, there is persuasive evidence a revenue arrangement exists, delivery of goods or services has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

The Company accounts for material revenue arrangements which contain multiple deliverables in accordance with FASB ASC Topic 605-25, Revenue Recognition—Multiple Element Arrangements (“ASC 605-25”), which addresses the determination of whether an arrangement involving multiple deliverables contains more than one unit of accounting. A delivered item within an arrangement is considered a separate unit of accounting only if both of the following criteria are met:

•	the delivered item has value to the customer on a stand-alone basis; and

•

if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

Under ASC Topic 605-25, if both of the criteria above are not met, then separate accounting for the individual deliverables is not appropriate. Revenue recognition for arrangements with multiple deliverables constituting a single unit of accounting is recognized generally over the greater of the term of the arrangement or the expected period of performance, either on a straight-line basis or on a modified proportional performance method.

The Company accounts for milestones related to research and development activities in accordance with FASB ASC Topic 605-28, Revenue Recognition—Milestone Method (“ASC 605-28”). ASC Topic 605-28 allows for the recognition of consideration, which is contingent on the achievement of a substantive milestone, in its entirety in the period the milestone is achieved. A milestone is considered to be substantive if all of the following criteria are met:

•

the milestone is commensurate with either: (1) the performance required to achieve the milestone, or (2) the enhancement of the value of the delivered items resulting from the performance required to achieve the milestone;

•	the milestone relates solely to past performance; and

•	the milestone payment is reasonable relative to all of the deliverables and payment terms within the agreement.

Impax Generics revenues, net, and Impax Specialty Pharma revenues, net

The Impax Generics revenues, net and Impax Specialty Pharma revenues, net include revenue recognized related to shipments of generic and branded pharmaceutical products to the Company’s customers, primarily drug wholesalers and retail chains. Gross sales revenue is recognized at the time title and risk of loss passes to the customer, which is generally when product is received by the customer. Net revenues may include deductions from the gross sales price related to estimates for chargebacks, rebates and administrative fees, distribution service fees, returns, shelf-stock adjustments, and other pricing adjustments. The Company records an estimate for these deductions in the same period when revenue is recognized. A description of each of these gross-to-net deductions follows.

•	Chargebacks

The Company has agreements establishing contract prices for certain products with certain indirect customers, such as retail pharmacy chains, group purchasing organizations, managed care organizations, hospitals and government agencies who purchase products from drug wholesalers. The contract prices are lower than the prices the customer would otherwise pay to the wholesaler, and the price difference is referred to as a chargeback, which generally takes the form of a credit memo issued by the Company to reduce the invoiced gross selling price charged to the wholesaler. An estimated accrued provision for chargeback deductions is recognized at the time of product shipment. The primary factors considered when estimating the provision for chargebacks are the average historical chargeback credits given, the mix of products shipped, and the amount of inventory on hand at the major drug wholesalers with whom the Company does business. The Company also monitors actual chargebacks granted and compares them to the estimated provision for chargebacks to assess the reasonableness of the chargeback reserve at each quarterly balance sheet date.

•	Rebates and Administrative Fees

The Company maintains various rebate and administrative fee programs with its customers in an effort to maintain a competitive position in the marketplace and to promote sales and customer loyalty. The rebates generally take the form of a credit memo to reduce the invoiced gross selling price charged to a customer for products shipped. An estimated accrued provision for rebate deductions is recognized at the time of product shipment. The primary factors the Company considers when estimating the provision for rebates are the average historical experience of aggregate credits issued, the mix of products shipped and the historical relationship of rebates as a percentage of total gross product sales, the contract terms and conditions of the various rebate programs in effect at the time of shipment, and the amount of inventory on hand at the major drug wholesalers with whom the Company does business. The Company also monitors actual rebates granted and compares them to the estimated provision for rebates to assess the reasonableness of the rebate reserve at each quarterly balance sheet date.

•	Distribution Service Fees

The Company pays distribution service fees to several of its wholesaler customers related to sales of its Impax Products. The wholesalers are generally obligated to provide the Company with periodic outbound sales information as well as inventory levels of the Company’s Impax Products held in their warehouses. Additionally, the wholesalers have agreed to manage the variability of their purchases and inventory levels within specified days on hand limits. An accrued provision for distribution service fees is recognized at the time products are shipped to wholesalers.

•	Returns

The Company allows its customers to return product if approved by authorized personnel in writing or by telephone with the lot number and expiration date accompanying any request and if such products are returned within six months prior to or until twelve months following, the product’s expiration date. The Company estimates and recognizes an accrued provision for product returns as a percentage of gross sales based upon historical experience. The product return reserve is estimated using a historical lag period, which is the time between when the product is sold and when it is ultimately returned, and estimated return rates which may be adjusted based on various assumptions including: changes to internal policies and procedures, business practices, commercial terms with customers, and the competitive position of each product; the amount of inventory in the wholesale and retail supply chain; the introduction of new products; and changes in market sales information. The Company also considers other factors, including significant market changes which may impact future expected returns, and actual product returns. The Company monitors actual returns on a quarterly basis and may record specific provisions for returns it believes are not covered by historical percentages.

•	Shelf-Stock Adjustments

Based upon competitive market conditions, the Company may reduce the selling price of certain Impax Generics division products. The Company may issue a credit against the sales amount to a customer based upon their remaining inventory of the product in question, provided the customer agrees to continue to make future purchases of product from the Company. This type of customer credit is referred to as a shelf-stock adjustment, which is the difference between the initial sales price and the revised lower sales price, multiplied by an estimate of the number of product units on hand at a given date. Decreases in selling prices are discretionary decisions made by the Company in response to market conditions, including estimated launch dates of competing products and declines in market price. The Company records an estimate for shelf-stock adjustments in the period it agrees to grant such a credit memo to a customer.

•	Cash Discounts

The Company offers cash discounts to its customers, generally 2% to 3% of the gross selling price, as an incentive for paying within invoice terms, which generally range from 30 to 90 days. An estimate of cash discounts is recorded in the same period when revenue is recognized.

•	Medicaid and Other U.S. Government Pricing Programs

As required by law, the Company provides a rebate on drugs dispensed under the Medicaid program, Medicare Part D, TRICARE, and other U.S. government pricing programs. The Company determines its estimated government rebate accrual primarily based on historical experience of claims submitted by the various states and other jurisdictions and any new information regarding changes in the various programs which may impact the Company’s estimate of government rebates. In determining the appropriate accrual amount, the Company considers historical payment rates and processing lag for outstanding claims and payments. The Company records estimates for government rebates as a deduction from gross sales, with a corresponding adjustment to accrued liabilities.

•	Rx Partner and OTC Partner

The Rx Partner and OTC Partner contracts include revenue recognized under alliance and collaboration agreements between the Company and unrelated third-party pharmaceutical companies. The Company has entered into these alliance agreements to develop marketing and/or distribution relationships with its partners to fully leverage its technology platform.

The Rx Partners and OTC Partners alliance agreements obligate the Company to deliver multiple goods and/or services over extended periods. Such deliverables include manufactured pharmaceutical products, exclusive and semi-exclusive marketing rights, distribution licenses, and research and development services. In exchange for these deliverables the Company receives payments from its agreement partners for product shipments and research and development services, and may also receive other payments including royalties, profit sharing payments, and upfront and periodic milestone payments. Revenue received from the alliance agreement partners for product shipments under these agreements is not subject to deductions for chargebacks, rebates, product returns, and other pricing adjustments. Royalty and profit sharing amounts the Company receives under these agreements are calculated by the respective agreement partner, with such royalty and profit share amounts generally based upon estimates of net product sales or gross profit which include estimates of deductions for chargebacks, rebates, product returns, and other adjustments the alliance agreement partners may negotiate with their respective customers. The Company records the agreement partner’s adjustments to such estimated amounts in the period the agreement partner reports the amounts to the Company.

The Company applies the updated guidance of FASB ASC Topic 605-25 to the Strategic Alliance Agreement, as amended with Teva Pharmaceuticals USA, Inc., an affiliate of Teva Pharmaceutical Industries Limited (the “Teva Agreement”). The Company looks to the underlying delivery of goods and/or services which give rise to the payment of consideration under the Teva Agreement to determine the appropriate revenue recognition. The Company initially defers consideration received as a result of research and development-related activities performed under the Teva Agreement. The Company recognizes deferred revenue on a straight-line basis over the expected period of performance for such services. Consideration received as a result of the manufacture and delivery of products under the Teva Agreement is recognized at the time title and risk of loss passes to the customer, which is generally when product is received by Teva. The Company recognizes profit share revenue in the period earned.

OTC Partner revenue was previously, related to agreements with Pfizer, Inc., formerly Wyeth LLC (“Pfizer”) and L. Perrigo Company (“Perrigo”) with respect to the supply of the Company’s over-the-counter pharmaceutical product Loratadine and Pseudoephedrine Sulfate 5 mg/120 mg 12-hour Extended Release Tablets (the “D12 Product”). Following the expiration of the Company’s obligation to supply the D12 Product to Pfizer and Perrigo as described below, the company does not currently sell any over-the-counter pharmaceutical products. The Company previously recognized profit share revenue in the period earned. During the quarter ended September 30, 2016, the Company sold the ANDAs for both the D12 Product and the Loratadine and Pseudoephedrine Sulfate 10 mg/240 mg 24-hour Extended Release Tablets, in addition to other specified assets, to Perrigo pursuant to an asset purchase agreement with Perrigo dated as of March 31, 2016 (the “Perrigo APA”). Under the terms of the Perrigo APA, the Company was required to continue to supply the D-12 Product to Pfizer and Perrigo until the date that was the earliest of (i) the date Perrigo’s manufacturing facility is approved to manufacture the D-12 Product and (ii) December 31, 2017. On November 30, 2017, the Company assigned and transferred its supply agreement with Pfizer in its entirety to Perrigo in accordance with the Perrigo APA.

•	Research Partner

The Research Partner contract revenue results from development agreements the Company enters into with unrelated third-party pharmaceutical companies. The development agreements generally obligate the Company to provide research and development services over multiple periods. In exchange for this service, the Company generally receives upfront payments upon signing of each development agreement and is eligible to receive contingent milestone payments, payment of which is based upon the achievement of contractually specified events. Additionally, the Company may also receive royalty payments from the sale, if any, of a successfully developed and commercialized product under one of these development agreements. The Company recognizes revenue received from the achievement of contingent research and development milestones in the period such payment is earned. Royalty revenue, if any, will be recognized as current period revenue when earned.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which, for cash equivalents, approximates fair value due to the short-term nature. The Company is potentially subject to financial instrument concentration of credit risk through its cash and cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, cash equivalents and accounts receivable. Cash is held on deposit in demand accounts at large financial institutions in amounts in excess of the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000 per depositor, per FDIC-insured bank, per ownership category. Cash equivalents are comprised of highly-rated money market funds. The Company limits its credit risk with respect to accounts receivable by performing credit evaluations of customers when deemed necessary. The Company does not require collateral to secure amounts due from its customers.

The following tables present the percentage of total accounts receivable and gross revenues represented by the Company’s three largest customers as of and for the years ended December 31, 2017, 2016 and 2015:

Percent of Total Accounts Receivable	2017	2016	2015
Customer #1	44.7%	36.2%	52.4%
Customer #2	23.6%	35.6%	24.8%
Customer #3	23.4%	20.5%	14.4%

Top three largest customers	91.7%	92.3%	91.6%

Percent of Gross Revenues	2017	2016	2015
Customer #1	32.9%	40.1%	45.6%
Customer #2	30.0%	28.4%	21.7%
Customer #3	25.0%	20.1%	18.8%

Top three largest customers	87.9%	88.6%	86.1%

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from amounts deemed to be uncollectible from its customers; these allowances are for specific amounts on certain accounts based on facts and circumstances determined on a case-by-case basis.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using a standard cost method, and the cost flow assumption is first in, first out (“FIFO”) flow of goods. Standard costs are revised annually, and significant variances between actual costs and standard costs are apportioned to inventory and cost of goods sold based upon inventory turnover. Costs include materials, labor, quality control, and production overhead. Inventory is adjusted for short-dated, unmarketable inventory equal to the difference between the cost of inventory and the estimated value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by the Company, additional inventory write-downs may be required. Consistent with industry practice, the Company may build pre-launch inventories of certain products which are pending required approval from the FDA and/or resolution of patent infringement litigation, when, in the Company’s assessment, such action is appropriate to prepare for the anticipated commercial launch and FDA approval is expected in the near term and /or the related litigation will be resolved in the Company’s favor. The Company accounts for all costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) as a current period charge in accordance with U.S. GAAP.

Assets Held for Sale

The Company classifies its long-lived assets to be sold as held for sale in the period (i) it has approved and committed to a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, (iii) an active program to locate a buyer and other actions required to sell the asset have been initiated, (iv) the sale of the asset is probable, (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. The Company initially measures a long-lived asset that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset until the date of sale. Upon designation as an asset held for sale, the Company stops recording depreciation expense on the asset. The Company assesses the fair value of a long-lived asset less any costs to sell at each reporting period and until the asset is no longer classified as held for sale.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred and costs of improvements and renewals are capitalized. Costs incurred in connection with the construction or major renovation of facilities, including interest directly related to such projects, are capitalized as construction in progress. Depreciation is recognized using the straight-line method based on the estimated useful lives of the related assets, which are generally 40 years for buildings, 10 to 15 years for building improvements, eight to 10 years for equipment, and four to 10 years for office furniture and equipment. Land and construction-in-progress are not depreciated.

Intangible Assets

The Company’s intangible assets include both finite lived and indefinite-lived assets. Finite lived intangible assets, consisting of marketed product rights and royalties received from product sales by the Company’s third party partners, are amortized over the estimated useful life of the asset based on the pattern in which the economic benefits are expected to be consumed or otherwise used up or, if that pattern is not readily determinable, on a straight-line basis. Indefinite-lived intangible assets consist of acquired in process research and development (“IPR&D”) product rights and acquired future royalty rights to be paid based on other companies’ net sales of products not yet approved. IPR&D assets acquired in a business combination are considered indefinite-lived until the completion or abandonment of the associated research and development efforts. Amortization over the estimated useful life will commence at the time of the respective product’s launch. If FDA approval to market the product is not obtained, the Company will immediately expense the related capitalized cost.

Finite lived intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. All of the Company’s indefinite-lived intangible assets are tested for impairment at least annually during the fourth quarter of the fiscal year, or more often if indicators of impairment are present. Impairment testing requires management to estimate the future undiscounted cash flows of an intangible asset using assumptions believed to be reasonable, but which are unpredictable and inherently uncertain. Actual future cash flows may differ from the estimates used in the impairment testing. The Company recognizes an impairment loss when and to the extent that the estimated fair value of an intangible asset is less than its carrying value.

Goodwill

In accordance with FASB ASC Topic 350, “Goodwill and Other Intangibles,” rather than recording periodic amortization, goodwill is subject to an annual assessment for impairment by applying a fair value based test. If the fair value of the reporting unit exceeds the reporting unit’s carrying value, including goodwill, then goodwill is considered not impaired, making further analysis not required. The Company considers the Impax Generics division and the Impax Specialty Pharma division operating segments to each be a reporting unit. The Company attributes $59.7 million of goodwill to the Impax Specialty Pharma division and $147.6 million of goodwill to the Impax Generics division.

The Company concluded the carrying value of goodwill was not impaired as of December 31, 2017 and 2016 as the fair value of the Impax Specialty Pharma division and the Impax Generics division exceeded their carrying value at each date. The Company performs its annual impairment test in the fourth quarter of each year. In the fourth quarter of 2017, the Company determined that it was not more likely than not that the fair value of goodwill was less than its carrying value. As a result, the Company did not perform a quantitative analysis. In the fourth quarter of 2016, the Company performed a quantitative analysis and estimated the fair value of the Impax Specialty Pharma division and the Impax Generics division using a discounted cash flow model for both the reporting unit and the enterprise, as well as earnings and revenue multiples per common share outstanding for enterprise fair value. In addition, on a quarterly basis, the Company performs a review of its business operations to determine whether events or changes in circumstances have occurred that could have a material adverse effect on the estimated fair value of each reporting unit, and thus indicate a potential impairment of the goodwill carrying value. If such events or changes in circumstances were deemed to have occurred, the Company would perform an interim impairment analysis, which may include the preparation of a discounted cash flow model, or consultation with one or more valuation specialists, to analyze the impact, if any, on our assessment of the reporting unit’s fair value.

Derivatives

The Company generally does not use derivative instruments or engage in hedging activities in its ordinary course of business. Prior to June 30, 2015, the Company had no derivative assets or liabilities and did not engage in any hedging activities. As a result of the Company’s June 30, 2015 issuance of the convertible senior notes described in “Note 10. Debt”, the conversion option of the notes temporarily met the criteria for an embedded derivative liability which required bifurcation and separate accounting. Concurrently with the issuance of the notes, the Company entered into a series of convertible note hedge and warrant transactions which in combination are designed to reduce the potential dilution to the Company’s stockholders and/or offset the cash payments the

Company is required to make in excess of the principal amount upon conversion of the notes. See “Note 11. Stockholders’ Equity” for additional information regarding the note hedge transactions and warrant transactions. While the warrants sold were classified as equity and recorded in additional paid-in capital, the call options purchased were temporarily classified as a bond hedge derivative asset on the Company’s consolidated balance sheet. The Company engaged a third-party valuation firm with expertise in valuing financial instruments to determine the fair value of the bond hedge derivative asset and conversion option derivative liability at each reporting period. The Company’s consolidated balance sheets reflected the fair value of the derivative asset and liability as of the reporting date, and changes in the fair value were reflected in current period earnings, as appropriate. As result of the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock discussed in “Note 11. Stockholders’ Equity,” both the derivative asset and liability were reclassified to additional paid-in capital. The Company had no derivative assets or liabilities and did not engage in any hedging activities during the years ended December 31, 2017 or 2016.

Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, covering a wide range of matters, including, among others, patent litigation, stockholder lawsuits, and product and clinical trial liability. The Company records accruals for such loss contingencies when it is probable a liability will have been incurred and the amount of loss can be reasonably estimated. The Company does not recognize gain contingencies until realized. The Company records an accrual for legal costs in the period incurred. A discussion of contingencies is included in “Note 18. Commitments and Contingencies” and “Note 19. Legal and Regulatory Matters”.

Deferred Financing Costs

The Company capitalizes direct costs incurred to obtain debt financing and amortizes these costs to interest expense using the effective interest method over the term of the debt. These costs are recorded as a debt discount and the unamortized costs are netted against the related debt on the Company’s consolidated balance sheets. For line-of-credit arrangements with no outstanding borrowing, the costs incurred to obtain the credit facility are amortized to interest expense using the straight-line method over the term of the line-of-credit arrangement. The unamortized balance is included in other assets on the Company’s consolidated balance sheets.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are recorded as selling expense. Shipping costs were $7.0 million, $3.7 million and $2.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Research and Development Expenses

Research and development activities are expensed as incurred and consist of self-funded research and development costs and costs associated with work performed by other participants under collaborative research and development agreements.

Share-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of FASB ASC Topic 718 “Stock Compensation.” Under FASB ASC Topic 718, the Company recognizes the grant date fair value of stock-based employee compensation as expense on a straight-line basis over the vesting period of the grant. The Company uses the Black Scholes option pricing model to determine the grant date fair value of employee stock options. The fair value of restricted stock awards is equal to the closing price of the Company’s stock on the date such award was granted.

Effective January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2016-09 “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” and elected to eliminate the use of a forfeiture rate estimate in the determination of share-based compensation expense for restricted stock awards using the modified retrospective transition method. Adoption of the new guidance using this method resulted in a $1.4 million charge to opening retained earnings for 2017.

Income Taxes

The Company provides for income taxes using the asset and liability method as required by FASB ASC Topic 740, “Income Taxes.” This approach recognizes the amount of federal, state, local and foreign taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequences of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates in the period during which they are signed into law. FASB ASC Topic 740 requires an assessment of whether valuation allowances are needed against deferred tax assets based upon consideration of all available evidence using a more likely than not standard. See “Note 16. Income Taxes” for further discussion of the Company’s valuation allowances.

FASB ASC Topic 740, Sub-topic 10 “Tax Positions,” defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with generally accepted accounting principles. Under FASB ASC Topic 740, Sub-topic 10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. Additionally, FASB ASC Topic 740, Sub-topic 10 provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. In accordance with the disclosure requirements of FASB ASC Topic 740, Sub-topic 10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.

Other Comprehensive Income

The Company follows the provisions of FASB ASC Topic 220, “Comprehensive Income,” which establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined to include all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company recorded foreign currency translation gains and losses, which are reported as comprehensive income. Foreign currency translation gains (losses) for the years ended December 31, 2017, 2016 and 2015 were $9.3 million, $2.6 million and $(4.5) million, respectively.

Foreign Currency Translation

The Company translates the assets and liabilities of the Taiwan dollar functional currency of Prohealth and its wholly-owned subsidiary Impax Laboratories (Taiwan), Inc. into the U.S. dollar reporting currency using exchange rates in effect at the end of each reporting period. The revenues and expenses of these entities are translated using an average of the rates in effect during the reporting period. Gains and losses from these translations are recorded as currency translation adjustments included in the consolidated statements of comprehensive (loss) income and the consolidated statements of changes in stockholders’ equity.

Recent Accounting Pronouncements

Accounting Guidance Issued Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606) regarding the accounting for and disclosures of revenue recognition, with an effective date for annual and interim periods beginning after December 15, 2016. This update provided a single comprehensive model for accounting for revenue from contracts with customers. The model requires that revenue recognized reflect the actual consideration to which the entity expects to be entitled in exchange for the goods or services defined in the contract, including in situations with multiple performance obligations. In July 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which deferred the effective date of the previously issued revenue recognition guidance by one year. The guidance is effective for annual and interim periods beginning after December 15, 2017. In April 2016 and May 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” and ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients,” respectively. Both of these updates provide improvements and clarification to the previously issued revenue recognition guidance. The new standard can be adopted using one of two methods: the full retrospective method, which requires the standard to be applied to each prior period presented, or the modified retrospective method, which requires the cumulative effect of adoption to be recognized as an adjustment to opening retained earnings in the period of adoption. The Company adopted the new revenue recognition standard as of January 1, 2018 using the modified retrospective method. The Company has substantially completed its analysis of the impact that adoption will have on its consolidated financial statements. The majority of the Company’s revenue relates to the sale of finished products to various customers, and the adoption will not have an impact on revenue recognized from these transactions. The Company has also evaluated the impact on certain less significant transactions involving third-party collaborations and other arrangements, whereby the Company will recognize revenue earlier under the new standard. The Company has estimated that a cumulative effect adjustment of approximately $0.5 million will be recognized as of January 1, 2018 to reflect the recognition of revenue related to the Company’ profit sharing agreements. During fiscal year 2018, the Company will disclose the amount by which revenue was affected for each period presented. In addition, the new standard will require changes to the Company’s processes and controls and the Company has identified and designed changes to processes and controls to ensure readiness.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize all leases, including operating leases, with a term greater than 12 months on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. The guidance will be effective for annual and interim periods beginning after December 15, 2018. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures. The Company’s expects the implementation of this standard to have an impact on its consolidated financial statements and related disclosures as it has aggregate future minimum lease payments of $28.1 million as of December 31, 2017 under the current portfolio of non-cancelable leases for land, office space, and manufacturing, warehouse and research and development facilities with various expiration dates between January 2018 and December 2027. The Company anticipates recognition of additional assets and corresponding liabilities related to these leases on its consolidated balance sheet.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): “Classification of Certain Cash Receipts and Cash Payments,” with guidance intended to reduce the diversity in practice regarding how certain cash receipts and cash payments are presented and classified within the statement of cash flows. The update addresses eight specific cash flow issues including debt prepayment or debt extinguishment costs, the settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies (COLIs) (including bank-owned life insurance policies (BOLIs)), distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the predominance principle. The guidance is effective for annual and interim periods beginning after December 15, 2017. The adoption of this guidance will not have any impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU-2016-16, Income Taxes (Topic 740): “Intra-Entity Transfers of Assets Other Than Inventory,” with guidance intended to more faithfully represent the economics of intra-entity asset transfers. The update clarifies that entities must recognize the income tax consequences of intra-entity asset transfers, other than inventory, when the transfer occurs. The guidance is effective for annual and interim periods beginning after December 15, 2017. The adoption of this guidance will not have any impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU-2017-01, Business Combinations (Topic 805): “Clarifying the Definition of a Business,” with guidance intended to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of businesses. The update provides a screen to determine whether an integrated set of assets and activities constitute a business. If the screen is not met, the guidance (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) removes the evaluation of whether a market participant could replace the missing elements. The guidance is effective for annual and interim periods beginning after December 15, 2017 and will be applied prospectively. The Company adopted this guidance as of January 1, 2018 and the guidance will not have any impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): “Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The guidance is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. The amendments in this ASU are applied prospectively to an award modified on or after the adoption date. The Company adopted this guidance as of January 1, 2018 and the guidance will not have any impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Guidance

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): “Simplifying the Measurement of Inventory,” with guidance regarding the accounting for and measurement of inventory. The update requires that inventory measured using first-in, first-out (“FIFO”) shall be measured at the lower of cost and net realizable value. When there is evidence that the net realizable value of inventory is lower than its cost, the difference shall be recognized as a loss in earnings in the period in which it occurs. The guidance is effective for annual and interim periods beginning after December 15, 2016. The Company adopted this guidance during the first quarter of 2017, and it did not have a material effect on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 915): “Contingent Put and Call Options in Debt Instruments,” with guidance regarding the accounting for embedded derivatives related to debt contracts. The update clarifies that determining whether the economic characteristics of a put or call are clearly and closely related to its debt host requires only an assessment of the four-step decision sequence outlined in FASB ASC paragraph 815-15-25-24. The update also indicates that entities are not required to separately assess whether the contingency itself is clearly and closely related. The guidance will be effective for annual and interim periods beginning after December 15, 2016. The Company adopted this guidance during the first quarter of 2017, and it did not have an effect on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): “Improvements to Employee Share-Based Payment Accounting,” with guidance regarding the simplification of accounting for share-based payment award transactions. The update changes the accounting for such areas as the accounting and cash flow classification for excess tax benefits and deficiencies; forfeitures; and tax withholding requirements and cash flow classification. The guidance is effective for annual and interim periods beginning after December 15, 2016. The Company adopted the new guidance effective January 1, 2017 and elected to eliminate the use of a forfeiture rate estimate in the determination of share-based compensation expense for restricted stock awards using the modified retrospective transition method, which resulted in a $1.4 million charge to opening retained earnings for 2017. In addition, the Company is now presenting the cash paid for tax withholdings on stock options exercised and restricted stock awards vested retrospectively in cash flows from financing activities as opposed to the historical presentation in cash flows from operating activities. The adoption resulted in an increase to net cash from operations and decrease net cash provided by financing of $9.3 million and $20.5 million for the years ended December 31, 2016 and 2015, respectively. Excess tax benefits or deficiencies, historically recorded to additional paid-in capital, are recorded to income tax expense as they occur on a prospective basis.

In January 2017, the FASB issued ASU 2017-03, “Accounting Changes and Error Corrections” (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323), which add to and amend SEC paragraphs pursuant to the SEC Staff Announcements at the September 22, 2016 and November 17, 2016 Emerging Issues Task Force (EITF) meetings. The guidance provides additional disclosure requirements regarding the impact of recently issued accounting standards on the financial statements of a registrant when such standards are adopted in a future period. The Company adopted this guidance during the first quarter of 2017, and it did not have an effect on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU-2017-04, “Intangibles—Goodwill and Other” (Topic 350): “Simplifying the Test for Goodwill Impairment,” which removes the second step of the two-step goodwill impairment test. In order to reduce the cost and complexity of testing goodwill for impairment, entities are now only required to perform a one-step quantitative impairment test and to record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of a reporting unit to determine if the quantitative impairment test is necessary. Entities should apply the guidance on a prospective basis and disclose the nature of and reason for the change in accounting principle upon transition. The guidance will be effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. The Company adopted this guidance during the first quarter of 2017, and it did not have an effect on the Company’s consolidated financial statements.

3. BUSINESS ACQUISITIONS

Teva Transaction

On August 3, 2016, the Company completed its previously announced acquisition of (A) certain assets related to (i) 15 then currently marketed generic pharmaceutical products, (ii) one then approved generic product and two then tentatively approved strengths of a then currently marketed product, which at the time of the closing had not yet launched, (iii) one pipeline generic product and one pipeline strength of a then currently marketed product, which at the time of the closing were pending approval by the FDA and (iv) one generic product then under development, and (B) the return to the Company of its full commercial rights to its then pending ANDA for the generic equivalent to Concerta® (methylphenidate hydrochloride), a product the Company previously partnered with Teva Pharmaceuticals USA, Inc. (“Teva USA”) (collectively, the products and pipeline products and the assets related thereto in (A) and (B), the “Acquired Product Lines” and the transactions related thereto the “Teva Transaction”), pursuant to (x) an Asset Purchase Agreement, dated as of June 20, 2016, as amended on June 30, 2016, with Teva Pharmaceutical Industries Ltd. (“Teva”), acting directly or through its affiliates (the “Teva APA”), (y) an Asset Purchase Agreement, dated as of June 20, 2016, as amended on June 30, 2016, with affiliates of Allergan plc (“Allergan”), (the “Allergan APA” and collectively with the Teva APA, the “APAs”), and (z) a Termination Agreement, dated as of June 20, 2016, between the Company and Teva USA, terminating each party’s rights and obligations with respect to methylphenidate hydrochloride under the Strategic Alliance Agreement, dated June 27, 2001, as amended between the Company and Teva USA. The aggregate purchase price for the Acquired Product Lines pursuant to the terms of the Teva APA and the Allergan APA, including the upfront payment to Teva in accordance with the Termination Agreement, was $585.8 million in cash at closing. The Company is also obligated to make future payments to Teva of up to $40.0 million under the terms of the Termination Agreement, payable upon the achievement of specified commercialization events related to methylphenidate hydrochloride.

The Company financed the Teva Transaction utilizing cash on hand and $400.0 million, the full amount of borrowing available, from its Term Loan Facility with Royal Bank of Canada, as discussed in “Note 11. Debt.” The Company incurred acquisition-related costs for the Teva Transaction of $3.1 million and $0.6 million during for the years ended December 31, 2016, and 2015, respectively, which are included in selling, general, and administrative expenses in the Company’s consolidated statements of operations.

The acquisition of the foregoing currently marketed and pipeline products fits with the Company’s strategic priorities of maximizing its Generics Division’s platform and optimizing research and development opportunities. Through the Teva Transaction, the Company expanded its portfolio of difficult-to-manufacture or limited-competition products and maximized utilization of its existing manufacturing facilities.

As part of the closing of the Teva Transaction, the Company, Teva and Allergan agreed to certain transition related services pursuant to which the Company agreed to manage the payment process for certain commercial chargebacks and rebates on behalf of Teva and Allergan related to products each of Teva and Allergan sold into the channel prior to the closing date. On August 18, 2016, the Company received a payment totaling $42.4 million from Teva and Allergan, which represented their combined estimate of the amount of commercial chargebacks and rebates to be paid by the Company on their behalf to wholesalers who purchased products from Teva and Allergan prior to the closing. Pursuant to the agreed upon transition services, Teva and Allergan are obligated to reimburse the Company for additional payments related to chargebacks and rebates made on their behalf in excess of the

$42.4 million. If the total payments made by the Company on behalf of Teva and Allergan are less than $42.4 million, the Company is obligated to refund the difference to Teva and/or Allergan. As of December 31, 2017, the Company had paid $29.1 million on behalf of Teva and Allergan related to chargebacks and rebates as described above and $13.3 million remained in accrued expenses on the consolidated balance sheet.

Purchase Accounting and Consideration

FASB ASC Topic 805, Business Combinations (“ASC 805”) defines a business as consisting of inputs and processes applied to those inputs that have the ability to create outputs. The Company has determined that the Acquired Product Lines meet the definition of a business and, accordingly, has accounted for the Teva Transaction as a business combination under the acquisition method of accounting.

The following is an estimate of the purchase price for the Teva Transaction as of the closing date of August 3, 2016 (in thousands):

Estimated Fair Value
Purchase price per the APAs	$575,800
Upfront payment pursuant to Termination Agreement	10,000

Total cash consideration	585,800
Fair value of contingent consideration pursuant to Termination Agreement(1)	30,100

Total consideration transferred	$615,900

(1)

The contingent consideration arrangement pursuant to the Termination Agreement potentially requires the Company to pay up to $40.0 million of additional consideration to Teva upon the achievement of specified commercialization events related to methylphenidate hydrochloride. The $30.1 million fair value of the potential contingent consideration payments recognized on the acquisition date was estimated by applying a probability-weighted expected return methodology. The Company conducted a review of the underlying inputs and assumptions at December 31, 2017, and based on timing and probability of the product launch, and corresponding number of competitors expected to be in the market at both launch and the one-year anniversary of launch, the Company concluded that the fair value of its contingent consideration was $0.

Recognition and Measurement of Assets Acquired at Fair Value

The Company has allocated the purchase price for the Teva Transaction based upon the estimated fair value of the assets acquired at the date of acquisition.

The following is an estimate of the fair value of the intangible and tangible assets acquired in connection with the Teva Transaction on the closing date of August 3, 2016 (in thousands):

	Estimated Fair Value	Weighted-Average Estimated Useful Life
Marketed product rights	$455,529	19 years
Acquired IPR&D product rights(1)	157,503	n/a

Total intangible assets	613,032
Inventory—raw materials	2,868

Total assets acquired	$615,900

(1)

IPR&D refers to the Company’s in-process research and development product rights. Pursuant to the Termination Agreement, Teva returned to the Company its full commercial rights to its then pending ANDA for the generic equivalent to Concerta® (methylphenidate hydrochloride), a product the Company previously partnered with Teva USA under a Strategic Alliance Agreement dated June 27, 2001, as amended. As a result, the Company recognized an intangible asset of $78.9 million related to the reacquired IPR&D. The Company engaged a third-party valuation specialist to measure the value of the reacquired product right using a discounted cash flow analysis. The asset was determined to be indefinite-lived based on the market participant methodology prescribed in ASC 805.

The estimated fair value of the IPR&D and identifiable intangible assets was determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The assumptions, including the expected projected cash flows, utilized in the purchase price allocation and in determining the purchase price were based on management’s best estimates as of the closing date of the Teva Transaction on August 3, 2016. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital / contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, competitive trends impacting the asset and each cash flow stream, as well as other factors. The discount rate used to arrive at the present value at the closing date of the intangible assets was 6.7%. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results. During the year ended December 31, 2017 and 2016, the Company recognized impairment charges of $213.9 million and $308.4 million, respectively, related to the intangible assets from the Teva Transaction as described in “Note 8. Intangible Assets and Goodwill.”

Revenues and Earnings for Acquired Product Lines

Included in the Company’s consolidated statement of operations for the year ended December 31, 2016 were revenues of $44.8 million and a net loss of $244.7 million (including $308.4 million of impairment charges—See “Note 8. Intangible Assets and Goodwill”), representing the results of operations for the Acquired Product Lines from the Teva Transaction from the August 3, 2016 closing date through December 31, 2016.

Unaudited Pro Forma Results of Operations

The unaudited pro forma combined results of operations for the years ended December 31, 2016 and 2015 (assuming the closing of the Teva Transaction occurred on January 1, 2015) are as follows (in thousands):

	Years Ended December 31,
	2016	2015
Total revenues	$927,593	$1,025,598
Net (loss) income	(450,190)	70,057

The pro forma adjustments reflected herein include only those adjustments that are directly attributable to the Teva Transaction, factually supportable and expected to have a continuing impact on the Company. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the closing of the Teva Transaction taken place on January 1, 2015. Furthermore, the pro forma results do not purport to project the future results of operations of the Company.

The unaudited pro forma information reflects primarily the following adjustments:

•	Adjustments to amortization expense related to identifiable intangible assets acquired;

•	Adjustments to interest expense to reflect the Company’s Term Loan Facility (described in “Note 10. Debt”); and

•

Adjustments to selling, general and administrative expense related to transaction costs directly attributable to the transaction include the elimination of $3.1 million of charges in the pro forms results for the year ended December 31, 2016 which have been included in the pro forma results for the year ended December 31, 2015.

All of the items above were adjusted for the applicable tax impact.

Tower Acquisition

On March 9, 2015, the Company completed the Tower Acquisition for a purchase price of $691.3 million, net of $41.5 million of cash acquired and including the repayment of indebtedness of Tower and Lineage and post-closing working capital adjustments. The privately-held companies specialized in the development, manufacture and commercialization of complex generic and branded pharmaceutical products. The Tower Acquisition included the Company’s acquisition of all of the outstanding shares of common stock of Tower and Lineage, pursuant to the Stock Purchase Agreement dated as of October 8, 2014, by and among the Company, Tower, Lineage, Roundtable Healthcare Partners II, L.P., Roundtable Healthcare Investors II, L.P., and the other parties thereto, including holders of certain options and warrants to acquire the common stock of Tower or Lineage. In connection with the Tower Acquisition, the options and warrants of Tower and Lineage that were outstanding at the time of the acquisition were cancelled. The Company incurred acquisition-related costs of $10.9 million, of which $6.7 million were incurred during the year ended December 31, 2015 and were included in selling, general and administrative expenses in the Company’s consolidated statement of operations for that period. In connection with the Tower Acquisition, the Company recorded an accrual for severance and related termination costs of $2.4 million during 2015 related to the elimination of approximately 10 positions at the acquired companies. The Company paid all severance and related termination costs related to the Tower Acquisition as of the end of the second quarter of 2016.

The Tower Acquisition allowed the Company to expand its commercialized generic and branded product portfolios. The Company has also leveraged its sales and marketing organization to promote the marketed products acquired.

Purchase Accounting and Consideration

The Company has accounted for the Tower Acquisition as a business combination under the acquisition method of accounting. The Company allocated the purchase price for the transaction based upon the fair value of net assets acquired and liabilities assumed at the date of acquisition.

Recognition and Measurement of Assets Acquired and Liabilities Assumed at Fair Value

The following tables summarize the final fair values of the tangible and identifiable intangible assets acquired and liabilities assumed in the Tower Acquisition at the closing date, net of cash acquired of $41.5 million (in thousands):

Accounts receivable(1)	$56,851
Inventory	31,259
Income tax receivable and other prepaid expenses	2,407
Property, plant and equipment	27,540
Intangible assets	632,600
Intangible assets held for sale	4,000
Goodwill	179,755
Deferred income taxes	37,041
Other non-current assets	3,844

Total assets acquired	975,297

Current liabilities	67,584
Deferred tax liabilities	210,005
Other non-current liabilities	6,360

Total liabilities assumed	283,949

Cash paid, net of cash acquired	$691,348

(1)

The accounts receivable acquired in the Tower Acquisition had a fair value of $56.9 million, including an allowance for doubtful accounts of $9.0 million, which represented the Company’s best estimate on March 9, 2015 (the closing date of the transaction) of the contractual cash flows not expected to be collected by the acquired companies.

Intangible Assets

The following table identifies the Company’s allocations, by category, of the Tower Acquisition purchase price to the intangible assets acquired as of the closing date (in thousands):

	Estimated Fair Value	Weighted-Average Estimated Useful Life (years)
Marketed product rights	$381,100	13
Royalty rights	80,800	12
Acquired IPR&D product rights	170,700	n/a

Total intangible assets	$632,600

The estimated fair value of the IPR&D and identifiable intangible assets was determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital / contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, competitive trends impacting the asset and each cash flow stream as well as other factors. The discount rates used to arrive at the present value at the acquisition date of currently marketed products was 15%. For in-process research and development, the discount rate used was 16% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

Goodwill

The Company recorded approximately $179.8 million of goodwill in connection with the Tower Acquisition, some of which will not be tax-deductible. Goodwill of $59.7 million was assigned to the Impax Specialty Pharma segment and $120.1 million was assigned to the Impax Generics segment. Factors that contributed to the Company’s recognition of goodwill include the Company’s intent to expand its generic and branded pharmaceutical product portfolios and to acquire certain benefits from the Tower and Lineage product pipelines, in addition to the anticipated synergies that the Company expects to generate from the acquisition.

Unaudited Pro Forma Results of Operations

The unaudited pro forma combined results of operations for the year ended December 31, 2015 (assuming the closing of the Tower Acquisition occurred on January 1, 2014) are as follows (in thousands):

Year Ended December 31, 2015
Total revenues	$892,906
Net income	$54,285

The pro forma adjustments reflected herein include only those adjustments that are directly attributable to the Tower Acquisition, factually supportable and expected to have a continuing impact on the Company. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the closing of the Tower Acquisition taken place on January 1, 2014. Furthermore, the pro forma results do not purport to project the future results of operations of the Company.

The unaudited pro forma information reflects primarily the following adjustments:

•	Adjustments to amortization expense related to identifiable intangible assets acquired;

•	Adjustments to depreciation expense related to property, plant and equipment acquired;

•

Adjustments to interest expense to reflect the long-term debt held by Tower and Lineage paid out and eliminated at the closing and the Company’s Senior Secured Credit Facilities (described in “Note 10. Debt”);

•	Adjustments to cost of revenues related to the fair value adjustments in inventory sold, including elimination of $6.1 million for the year ended December 31, 2015;

•	Adjustments to selling, general and administrative expense related to the elimination of severance and retention costs of $3.4 million incurred as part of the transaction;

•

Adjustments to selling, general and administrative expense related to transaction costs directly attributable to the transaction include the elimination of $12.2 million of charges in the pro forma results for the year ended December 31, 2015; and

•

Adjustments to reflect the elimination of $2.3 million in commitment fees related to the Company’s $435.0 million term loan with Barclays Bank PLC (described in “Note 10. Debt”) that were incurred during the year ended December 31, 2015.

All of the items above were adjusted for the applicable tax impact.

4. FAIR VALUE MEASUREMENT AND FINANCIAL INSTRUMENTS

The carrying values of cash equivalents, accounts receivable, prepaid expenses and other current assets, and accounts payable in the Company’s consolidated balance sheets approximated their fair values as of December 31, 2017 and 2016 due to their short-term nature.

Certain of the Company’s financial instruments are measured at fair value using a three-level hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Inputs are quoted prices for identical instruments in active markets.

•

Level 2—Inputs are quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; or model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3—Inputs are unobservable and reflect the Company’s own assumptions, based on the best information available, including the Company’s own data.

The carrying amounts and fair values of the Company’s financial instruments as of December 31, 2017 and 2016 are indicated below (in thousands):

	As of December 31, 2017
			Fair Value Measurement Based on
	Carrying Amount	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Deferred Compensation Plan assets(1)	$43,023	$43,023	$—	$43,023	$—
Liabilities
Term Loan Facility due August 2021, current portion(2)	$20,000	$20,000	$—	$20,000	$—
Term Loan Facility due August 2021, long-term portion(2)	$305,000	$305,000	$—	$305,000	$—
2% Convertible Senior Notes due June 2022(3)	$600,000	$579,378	$579,378	$—	$—

	As of December 31, 2017
			Fair Value Measurement Based on
	Carrying Amount	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Deferred Compensation Plan liabilities(1)	$33,413	$33,413	$—	$33,413	$—
Contingent consideration, long-term portion(4)	$—	$—	$—	$—	$—

	As of December 31, 2016
			Fair Value Measurement Based on
	Carrying Amount	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Deferred Compensation Plan assets(1)	$37,382	$37,382	$—	$37,382	$—
Liabilities
Term Loan Facility due August 2021, current portion(2)	$20,000	$20,000	$—	$20,000	$—
Term Loan Facility due August 2021, long-term portion(2)	$375,000	$375,000	$—	$375,000	$—
2% Convertible Senior Notes due June 2022(3)	$600,000	$469,800	$469,800	$—	$—
Deferred Compensation Plan liabilities(1)	$28,582	$28,582	$—	$28,582	$—
Contingent consideration, long-term portion(4)	$31,048	$31,048	$—	$—	$31,048

(1)

The Deferred Compensation Plan liabilities are non-current liabilities recorded at the value of the amount owed to the plan participants, with changes in value recognized as compensation expense in the Company’s consolidated statements of operations. The calculation of the Deferred Compensation Plan obligation is derived from observable market data by reference to hypothetical investments selected by the participants and is included in the line item captioned “Other non-current liabilities” on the Company’s consolidated balance sheets. The Company invests participant contributions in corporate-owned life insurance (“COLI”) policies, for which the cash surrender value is included in the line item captioned “Other non-current assets” on the Company’s consolidated balance sheets.

(2)

The difference between the amount shown as the carrying value in the above tables and the amount shown on the Company’s consolidated balance sheets as of December 31, 2017 and 2016 represents the unaccreted discount related to deferred debt issuance costs.

(3)

The difference between the amount shown as the carrying value in the above tables and the amount shown on the Company’s consolidated balance sheets at December 31, 2017 and 2016 represents the unaccreted discounts related to deferred debt issuance costs and bifurcation of the conversion feature of the notes.

(4)

Under the terms of the Termination Agreement related to the Teva Transaction as described in “Note 3. Business Acquisitions.”, the Company could be contractually obligated to make payments up to $40.0 million based on the achievement of certain commercial and time-based milestones associated with its methylphenidate hydrochloride product. A discounted cash flow valuation model was used to value the contingent consideration using significant unobservable inputs, including the probability and timing of successful product launch, the expected number of product competitors in the market at the time of launch (as defined in the Termination Agreement) and the expected number of such competitors in the market on the one-year launch anniversary date. The Company conducted a review of the underlying inputs and assumptions at December 31, 2017, and based on timing and probability of the product launch, and corresponding number of competitors expected to be in the market at both launch and the one-year anniversary of launch, the Company concluded that the fair value of its contingent consideration is $0.

The following table presents the changes in Level 3 instruments measured on a recurring basis for the years ended December 31, 2017 and 2016 (in thousands):

	Years Ended December 31,
Contingent consideration	2017	2016
Beginning balance	$31,048	$—
Completion of Teva Transaction August 3, 2016	—	30,100
Change in fair value included in earnings	(31,048)	948

Ending balance	$—	$31,048

5. ACCOUNTS RECEIVABLE

The composition of accounts receivable, net is as follows (in thousands):

	December 31, 2017	December 31, 2016
Gross accounts receivable(1)	$634,059	$794,173
Less: Rebate reserve	(181,611)	(293,816)
Less: Chargeback reserve	(136,891)	(151,978)
Less: Distribution services reserve	(11,037)	(18,318)
Less: Discount reserve	(14,344)	(17,957)
Less: Uncollectible accounts reserve(2)	(49,423)	(54,736)

Accounts receivable, net	$240,753	$257,368

(1)

Includes estimated $44.3 million and $40.3 million as of December 31, 2017 and 2016, respectively, receivable due from Turing Pharmaceuticals AG (“Turing”) for reimbursement of Daraprim® chargebacks and Medicaid rebate liabilities pursuant to an Asset Purchase Agreement between the Company and Turing dated August 7, 2015 (the “Turing APA”). In accordance with the terms of the Turing APA and in accordance with federal laws and regulations, the Company receives, and is initially responsible for processing and paying (subject to reimbursement by Turing), all chargebacks and rebates resulting from utilization by Medicaid, Medicare and other federal, state and local government programs, health plans and other health care providers for products sold under the Company’s labeler code. Under the terms of the Turing APA, Turing is responsible for liabilities related to chargebacks and rebates that arise as a result of Turing’s marketing or selling related activities in connection with Daraprim®. Refer to “Note 19. Legal and Regulatory Matters” for a description of the Company’s suit against Turing related to, among other matters, Turing’s failure to reimburse the Company for chargebacks and Medicaid rebate liabilities when due.

(2)

As a result of the uncertainty of collection from Turing that developed during the first quarter of 2016, the Company recorded a reserve of $48.0 million as of March 31, 2016, which represented the full amount of the estimated receivable due from Turing. During the fourth quarter of 2016, the Company received a $7.7 million payment from Turing. During the year ended December 31, 2017, the Company increased the reserve balance by a net $4.0 million, consisting of a $5.0 million increase in the reserve resulting from additional Medicaid rebate claims received during the period and a $1.0 million reduction in the reserve balance resulting from payments received from Turing during the period. As of December 31, 2017, the $44.3 million estimated receivable due from Turing was fully reserved.

A roll-forward of the rebate and chargeback reserves activity for the years ended December 31, 2017, 2016 and 2015 is as follows (in thousands):

	Years Ended December 31,
Rebate reserve	2017	2016	2015
Beginning balance	$293,816	$265,229	$88,812
Acquired balances	—	—	75,447
Provision recorded during the period for Impax Generics rebates	642,447	756,774	571,642
Credits issued during the period for Impax Generics rebates	(754,652)	(728,187)	(470,672)

	Years Ended December 31,
Rebate reserve	2017	2016	2015
Ending balance	$181,611	$293,816	$265,229

The payment mechanisms for rebates in the Impax Generics and Impax Specialty Pharma divisions are different, which impacts the location on the Company’s consolidated balance sheets. Impax Generics rebates are classified as “Accounts receivable, net” on the Company’s consolidated balance sheets. Impax Specialty Pharma rebates are classified as “Accrued expenses” on the Company’s consolidated balance sheets.

	Years Ended December 31,
	2017	2016	2015
Chargeback reserve
Beginning balance	$151,978	$102,630	$43,125
Acquired balances	—	—	24,532
Provision recorded during the period	1,212,039	1,011,400	833,157
Credits issued during the period	(1,227,126)	(962,052)	(798,184)

Ending balance	$136,891	$151,978	$102,630

6. INVENTORY

Inventory, net of carrying value reserves, as of December 31, 2017 and 2016 consisted of the following (in thousands):

	December 31, 2017	December 31, 2016
Raw materials	$63,732	$53,808
Work in-process	3,046	3,280
Finished goods	104,187	130,879

Total inventory	170,965	187,967
Less: Non-current inventory	12,494	12,737

Total inventory-current, net	$158,471	$175,230

Inventory carrying value reserves were $71.6 million and $38.0 million as of December 31, 2017 and 2016, respectively. Included in the $71.6 million of inventory reserves at December 31, 2017 was a pre-launch product inventory reserve of $20.5 million, primarily related to colesevelam, recognized during the third quarter of 2017.

The Company recognizes pre-launch inventories at the lower of its cost or the expected net selling price. Cost is determined using a standard cost method, which approximates actual cost, and assumes a FIFO flow of goods. Costs of unapproved products are the same as approved products and include materials, labor, quality control, and production overhead. When the Company concludes FDA approval is expected within approximately six months, the Company will generally begin to schedule manufacturing process validation studies as required by the FDA to demonstrate the production process can be scaled up to manufacture commercial batches. Consistent with industry practice, the Company may build quantities of pre-launch inventories of certain products pending required final FDA approval and/or resolution of patent infringement litigation, when, in the Company’s assessment, such action is appropriate to prepare for the anticipated commercial launch, FDA approval is expected in the near term, and/or the related litigation will be resolved in the Company’s favor. The capitalization of unapproved pre-launch inventory involves risks, including, among other items, FDA approval of product may not occur; approvals may require additional or different testing and/or specifications than used for unapproved inventory; and, in cases where the unapproved inventory is for a product subject to litigation, the litigation may not be resolved or settled in favor of the Company. If any of these risks were to materialize and the launch of the unapproved product delayed or prevented, then the net carrying value of unapproved inventory may be partially or fully reserved. Generally, the selling price of a generic pharmaceutical product is at discount from the corresponding brand product selling price. Typically, a generic drug is easily substituted for the corresponding branded product, and once a generic product is approved, the pre-launch inventory is typically sold within the subsequent three months. If the market prices become lower than the product inventory carrying costs, then the pre-launch inventory value is reduced to such lower market value. If the inventory produced exceeds the estimated market acceptance of the generic product and becomes short-dated, a carrying value reserve will be recorded. In all cases, the carrying value of the Company’s pre-launch product inventory is lower than the respective estimated net selling prices. The carrying value of unapproved inventory less reserves was $19.3 million and $29.2 million at December 31, 2017 and 2016, respectively.

To the extent inventory is not scheduled to be utilized in the manufacturing process and/or sold within twelve months of the balance sheet date, it is included as a component of other non-current assets. Amounts classified as non-current inventory consist of raw materials, net of valuation reserves. Raw materials generally have a shelf life of approximately three to five years, while finished goods generally have a shelf life of approximately two years.

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net of accumulated depreciation, consisted of the following (in thousands):

	December 31, 2017	December 31, 2016
Land	$3,500	$5,603
Buildings and improvements	96,775	174,303
Equipment	82,442	143,818
Office furniture and equipment	11,082	15,767
Construction-in-progress	46,622	50,191

Property, plant and equipment, gross	240,421	389,682
Less: Accumulated depreciation	(115,608)	(156,310)

Property, plant and equipment, net	$124,813	$233,372

Depreciation expense was $38.3 million, $29.1 million and $25.5 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Unpaid vendor invoices relating to purchases of property, plant and equipment of $3.1 million, $4.0 million and $4.5 million, which were accrued as of December 31, 2017, 2016 and 2015, respectively, have been excluded from the purchase of property, plant, and equipment and the change in accounts payable and accrued expenses in the Company’s consolidated statements of cash flows.

During the third quarter of 2017, the Company sold a storage warehouse in Hayward, California for $8.8 million in cash proceeds, representing the gross proceeds of $9.4 million less fees and costs related to the sale of approximately $0.6 million. Prior to the sale, the net book value of the storage warehouse was $4.1 million and was included in the Impax Generics segment. The gain of $4.7 million is included in gain on sale of assets in the Company’s consolidated statement of operations.

During 2017, the Company closed its Middlesex, New Jersey manufacturing facility and in early 2018, the Company sold CorePharma, LLC, its wholly owned subsidiary that held the leases to the site. The Company additionally announced during 2017 that it had entered into a stock and asset purchase agreement with Bora Pharmaceuticals Co., Ltd., pursuant to which the Company agreed to sell Impax Laboratories (Taiwan), Inc., its wholly owned subsidiary which owns the manufacturing facility in Taiwan, R.O.C. The sale of Impax Taiwan subsequently closed in February 2018. Refer to “Note 15. Restructurings” for disclosures relating to these assets.

8. INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The Company’s intangible assets include both finite lived and indefinite-lived assets. Finite lived intangible assets, consisting of marketed product rights and royalties received from product sales by the Company’s third party partners, are amortized over the estimated useful life of the asset based on the pattern in which the economic benefits are expected to be consumed or otherwise used up or, if that pattern is not readily determinable, on a straight-line basis. The remaining weighted-average amortization period for the Company’s finite lived intangible assets not yet fully amortized is 6.6 years as of December 31, 2017. Indefinite-lived intangible assets consist of acquired IPR&D product rights and acquired future royalty rights to be paid based on other companies’ net sales of products not yet approved. IPR&D assets acquired in a business combination are considered indefinite-lived until the completion or abandonment of the associated research and development efforts. Amortization over the estimated useful life will commence at the time of the respective product’s launch. If FDA approval to market the product is not obtained, the Company will immediately expense the related capitalized cost.

Finite lived intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. All of the Company’s indefinite-lived intangible assets are tested for impairment at least annually during the fourth quarter of the fiscal year, or more often if indicators of impairment are present. Impairment testing requires management to estimate the future undiscounted cash flows of an intangible asset using assumptions believed to be reasonable, but which are unpredictable and inherently uncertain. Actual future cash flows may differ from the estimates used in the impairment testing. The Company recognizes an impairment loss when and to the extent that the estimated fair value of an intangible asset is less than its carrying value.

The following tables show the gross carrying values and accumulated amortization, where applicable, of the Company’s intangible assets by type for the consolidated balance sheets presented (in thousands):

	Marketed Product Rights			IPR&D and Royalties	Total Company
	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net	Non-amortized Value	Intangible Assets, Net
Balance as of December 31, 2015	$460,875	$(83,095)	$377,780	$224,240	$602,020
Additions(1)	455,529	—	455,529	161,003	616,532
Amortization	—	(56,489)	(56,489)	—	(56,489)
Commercial Launch(2)	97,300	—	97,300	(97,300)	—
Impairment Charge(3)	(488,632)	—	(488,632)	(52,965)	(541,597)

Balance as of December 31, 2016	525,072	(139,584)	385,488	234,978	620,466
Additions			—	50	50
Amortization	—	(68,375)	(68,375)	—	(68,375)
Commercial Launch(2)	4,216	—	4,216	(4,216)	—
Divestiture(4)	(2,414)	2,414	—	—	—
Impairment Charge(3)	(96,865)	—	(96,865)	(192,809)	(289,674)

Balance as of December 31, 2017	$430,009	$(205,545)	$224,464	$38,003	$262,467

(1)

During the first quarter of 2016, the Company capitalized $3.5 million of milestone payments due to an affiliate of Teva under the terms of the Mebendazole Product Agreement related to the FDA’s approval and the Company’s subsequent commercial launch of Emverm® (mebendazole) 100 mg chewable tablets. See “Note 17. Alliance and Collaboration Agreements” for additional information related to the Mebendazole Product Agreement.

During the third quarter of 2016, the Company recorded $613.0 million of intangible asset additions as a result of the Teva Transaction, of which $455.5 million were amortized, finite-lived marketed product rights and $157.5 million were non-amortized, indefinite-lived acquired IPR&D product rights. Refer to “Note 3. Business Acquisitions” for additional information on the Teva Transaction.

Pursuant to the Termination Agreement related to the Teva Transaction, the Company reacquired its full commercial rights to its then pending ANDA for the generic equivalent to Concerta® (methylphenidate hydrochloride), a product candidate the Company had acquired in the Tower Acquisition that the Company had previously partnered with Teva USA, by terminating each party’s rights and obligations with respect to such product under the Strategic Alliance Agreement between the Company and Teva, as amended. Pursuant to the terms of the Strategic Alliance Agreement, each party would retain 50% of the gross profit realized upon sales of the product following approval. As such the Company’s 50% interest in the product was previously considered a non-amortized, indefinite-lived acquired future royalty right owing to the fact that Teva would sell the product upon receiving FDA approval and pay the Company 50% of the gross profit realized. Upon the Company’s reacquisition of the full rights in this product pursuant to the Termination Agreement, the $70.8 million asset value of the Company’s 50% interest, determined at the time of the Tower Acquisition, was transferred to non-amortized, indefinite-lived acquired IPR&D products rights, as reflected in the tables above.

(2)

During the year ended December 31, 2017, the Company commercially launched two products acquired as IPR&D as part of the Teva Transaction and Tower Acquisition and, as a result, transferred the $4.2 million asset value from non-amortized, indefinite-lived acquired IPR&D product rights to amortized, finite lived marketed product rights. These assets will be amortized over an estimated useful life ranging from seven to eight years based on the pattern of economic benefit expected to be realized through 2025.

As of December 31, 2015, the Emverm® acquired IPR&D product right had a carrying value of $82.8 million, which was the fair value assigned by the Company during the purchase price allocation accounting for the Tower Acquisition. As a result of the Company’s commercial launch of the product during the first quarter of 2016, the Company transferred the total $86.3 million of asset value from non-amortized, indefinite-lived acquired IPR&D product rights to amortized, finite-lived marketed product rights and began amortization of the asset. The Emverm® marketed product right intangible asset will be amortized over an estimated useful life of nine years based on the pattern of economic benefit expected to be realized through 2024.

In addition to the intangible asset additions resulting from the Teva Transaction as described above, during the third quarter of 2016, the Company also commercially launched two products, resulting in the transfer of $11.0 million of asset value from non-amortized, indefinite-lived acquired IPR&D product rights to amortized, finite-lived marketed products rights.

(3)

For the year ended December 31, 2017 the Company recognized a total of $289.7 million of intangible asset impairment charges, of which $96.9 million were recognized in cost of revenues impairment charges and $192.8 million were recognized in in-process research and development impairment charges on the Company’s consolidated statement of operations.

The $192.8 million in-process research and development impairment charge was attributable to four products, most of which were acquired in the Teva Transaction. The Company incurred a full impairment charge of $149.7 million during the fourth quarter of 2017 related to the Company’s AB-rated methylphenidate hydrochloride (generic equivalent to Concerta) product. The validation efforts for the product, produced by the Company’s third party manufacturer, were not immediately successful and will require additional time and effort which is anticipated to result in a delay in the launch of up to 12-15 months. The delayed launch is currently expected to result in reduced volume and lower pricing than originally anticipated due to increased competition, resulting in significantly lower expected future cash flows. The Company also reduced the forecasted market share for another IPR&D product due to the introduction of a similar product by a competitor which administers the same active drug ingredient but with a different mode of delivery resulting in a $37.0 million impairment charge incurred during the fourth quarter of 2017. The remainder of the impairment charges were primarily related to the delayed launch of two products which are currently expected to result in reduced volume after launch due to increased competition.

The $96.9 million cost of revenue impairment charge for currently marketed products was attributable to eight currently marketed products. The Company experienced even further price and volume erosion throughout the year without an offsetting increase in customer demand, resulting in significantly lower expected future cash flows. The impairment charge was related to six of the products acquired as part of the Teva Transaction and two products acquired as part of the Tower Acquisition.

During the second quarter of 2016, the Company recognized a total of $1.5 million of charges within cost of revenues impairment charges on the Company’s consolidated statement of operations related to two currently marketed products, which were acquired as part of the Tower Acquisition, primarily due to active pharmaceutical ingredient (“API”) supply issues and minimal sales activity, resulting in immediate discontinuation of one product and rapid phase-out of the other. Additionally, one of the Company’s IPR&D generic products, also acquired as part of the Tower Acquisition, was determined to be impaired as a result of the commercial launch of a competitor’s generic product, resulting in a $1.0 million charge to in-process research and development impairment charges on the Company’s consolidated statement of operations.

Upon closing the Teva Transaction on August 3, 2016, the Company initiated the process of transferring and securing Teva’s and Allergan’s customers for the acquired products to its account. The Company assumed certain price concessions would occur following the closing, however, the Company elected to take additional price reductions on certain of the acquired products in order to retain key customers. These reductions produced significantly lower than expected operating cash flows from the Acquired Product Lines and triggered an impairment analysis. The Company’s impairment analysis for the third quarter of 2016 resulted in the recognition of a total $251.0 million non-cash impairment charge to earnings. Of the total $251.0 million impairment charge, $248.0 million was recorded in cost of revenues impairment charges and $3.0 million was recorded in in-process research and development impairment charges, each in the Company’s consolidated statement of operations for the third quarter of 2016.

Certain other non-cash impairment charges unrelated to the Teva Transaction were also recorded in the third quarter of 2016. During the third quarter of 2016, the Company also recognized a total of $34.2 million of intangible asset impairment charges, of which $8.5 million was recognized in cost of revenues impairment charges on the Company’s consolidated statement of operations and attributable to the full impairment of three marketed products and one third-party partnered product where the Company received royalties from the sale of such product. The affected products were manufactured in the Company’s Middlesex, New Jersey facility, which the Company is in the process of closing as discussed in “Note 15. Restructurings.” The products were discontinued for several reasons, including the inability to efficiently transfer technology to another manufacturing site, the inability to continue to secure API from third parties on a timely basis, and/or minimal current and projected sales activity. The remaining $25.7 million of impairment charges recognized by the Company during the third quarter of 2016 were recognized in in-process research and development impairment charges and related to two of the Company’s IPR&D product rights acquired in the Tower Acquisition due to delays in expected start of commercialization and lower pricing amid highly competitive market conditions, resulting in lower expected future cash flows.

During the fourth quarter of 2016, the Company recognized a total of $253.9 million of intangible asset impairment charges, of which $230.6 million were recognized in cost of revenues impairment charges and $23.3 million were recognized in in-process research and development impairment charges on the Company’s consolidated statement of operations. More than half of the total impairment charges incurred during the fourth quarter of 2016 was attributable to the Company’s epinephrine auto-injector product, which was acquired as part of the Tower Acquisition. The impairment charge on the epinephrine auto-injector product was triggered by current and projected price degradation as a result of changes in the pricing environment and additional competition. The Company also experienced even further price reductions on certain of the products acquired as part of the Teva Transaction during the fourth quarter of 2016, resulting in $57.4 million of additional intangible asset impairment charges, of which $53.7 million was recorded to cost of revenues impairment charges and $3.7 million was recorded to in-process research and development impairment charges. In addition, the Company recognized $36.3 million of intangible asset impairment related to its anthelmintic product franchise, of which $24.3 million was recorded to cost of revenues impairment charges and $12.0 million was recorded to in-process research and development impairment charges. The $24.3 million charge was attributable to lower than expected script volume for Emverm®. The $12.0 million charge recorded to in-process research and development during the fourth quarter of 2016 was attributable to a decision by the Company’s management during the fourth quarter of 2016 to cease development on a next-generation version of Albenza® as a result of continued difficulties sourcing the API. The remainder of the fourth quarter of 2016 impairment charges were primarily attributable to the products acquired as part of the Tower Acquisition and resulted from lower current and/or forecasted pricing amid highly competitive market conditions, resulting in lower forecasted future cash flows.

(4)

During the second quarter of 2017, the Company divested 29 ANDAs and one NDA for non-strategic approved generic products, the vast majority of which were not marketed, and all acquired as part of the Tower Acquisition, for gross proceeds of $12.0 million. These intangible assets had a fully amortized gross carrying value of $2.4 million at the time of the sale. The Company incurred $0.1 million of legal expense in connection with the divestiture, resulting in a net gain on sale of $11.9 million recognized as gain on sale of assets on the Company’s consolidated statement of operations.

Amortization

The Company recognized amortization expense of $68.4 million, $56.5 million and $40.2 million for the years ended December 31, 2017, 2016 and 2015, respectively, in cost of revenues in the consolidated statements of operations presented.

The following table shows the expected future amortization of the Company’s finite lived intangible assets as of December 31, 2017 (in thousands):

For the years ending December 31,	Amortization Expense
2018	$56,431
2019	46,771
2020	36,140
2021	23,778
2022	19,701
Thereafter	41,643

Total	$224,464

Sale of Daraprim® to Turing

In July 2015, the Company received an unsolicited offer from Turing to purchase the U.S. rights to Daraprim®, one of the marketed products acquired in the Tower Acquisition, as well as the active pharmaceutical ingredient for the product and the finished goods inventory on hand. The sale closed on August 7, 2015, and the Company received proceeds of $55.5 million at closing. The net book value of the Daraprim® product rights at the time of sale was $9.3 million, and the Company recognized a gain on the sale of the intangible asset of $45.6 million, net of expenses. Pursuant to the terms of the Asset Purchase Agreement between the Company and Turing dated August 7, 2015 (the “Turing APA”), the Company also granted a limited license to sell the existing Daraprim® product under the Company’s labeler code with the Company’s trade dress.

In accordance with the terms of the Turing APA and in accordance with federal laws and regulations, the Company received and was initially responsible for processing and paying (subject to reimbursement by Turing), all chargebacks and rebates resulting from utilization by Medicaid, Medicare and other federal, state and local governmental programs, health plans and other health care providers for product sold under the Company’s labeler code. Under the terms of the Turing APA, Turing is responsible for liabilities related to chargebacks and rebates that arise as a result of Turing’s marketing or selling related activities in connection with Daraprim®.

Goodwill

Goodwill had a carrying value on the Company’s consolidated balance sheets of $207.3 million and $207.3 million as of December 31, 2017 and 2016, respectively. As of December 31, 2017, the Company attributed $147.6 million and $59.7 million to the Impax Generics division and the Impax Specialty Pharma division, respectively. The Company concluded based on the results of the annual testing performed that the carrying value of goodwill was not impaired as of December 31, 2017 or 2016.

9. ACCRUED EXPENSES

The following table sets forth the Company’s accrued expenses (in thousands):

	December 31, 2017	December 31, 2016
Payroll-related expenses	$38,415	$37,986
Product returns	76,293	72,888
Accrued shelf stock	7,525	7,032
Government rebates	73,970	72,063

	December 31, 2017	December 31, 2016
Legal and professional fees	14,005	8,395
Estimated Teva and Allergan chargebacks and rebates(1)	13,277	14,813
Accrued profit sharing and royalty expenses	8,373	13,642
Other	16,269	17,834

Total accrued expenses	$248,127	$244,653

(1)

As discussed in “Note 3. Business Acquisitions,” in connection with the Teva Transaction, the Company, Teva and Allergan agreed to certain transition related services pursuant to which the Company agreed to manage the payment process for certain commercial chargebacks and rebates on behalf of Teva and Allergan related to products each of Teva and Allergan sold into the channel prior to the Company’s acquisition of the products. On August 18, 2016, the Company received a payment totaling $42.4 million from Teva and Allergan, which represented their combined estimate of the amount of commercial chargebacks and rebates to be paid by the Company on their behalf to wholesalers who purchased products from Teva and Allergan prior to the closing. Pursuant to the agreed upon transition services, Teva and Allergan are obligated to reimburse the Company for additional payments related to chargebacks and rebates for products they sold into the channel prior to the closing and made on their behalf in excess of the $42.4 million. If the total payments made by the Company on behalf of Teva and Allergan are less than $42.4 million, the Company is obligated to refund the difference to Teva and/or Allergan. As of December 31, 2017, the Company had paid $29.1 million related to chargebacks and rebates as described above and $13.3 million remained in accrued expenses on the Company’s consolidated balance sheet.

Product Returns

The Company maintains a return policy to allow customers to return product within specified guidelines. The Company estimates a provision for product returns as a percentage of gross sales based upon historical experience for sales made through its Impax Generics and Impax Specialty Pharma sales channels. Sales of product under the Private Label, Rx Partner and OTC Partner alliance, collaboration and supply agreements are not subject to returns.

A rollforward of the return reserve activity for the years ended December 31, 2017, 2016 and 2015 is as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Returns reserve
Beginning balance	$72,888	$48,950	$27,174
Acquired balances	—	—	11,364
Provision related to sales recorded in the period	47,709	52,383	43,967
Credits issued during the period	(44,304)	(28,445)	(33,555)

Ending balance	$76,293	$72,888	$48,950

10. DEBT

Royal Bank of Canada Credit Facilities

On August 3, 2016, the Company entered into a restatement agreement with Royal Bank of Canada, as administrative agent, and the lenders and guarantors party thereto (the “Restatement Agreement”). The Restatement Agreement amends and restates the Company’s existing Revolving Credit Facility Agreement (as amended and restated and amended to date, the “Amended and Restated Credit Agreement”) to, among other things, (i) add a term loan feature to allow for the borrowing of up to $400.0 million of term loans (the “Term Loan Facility”) by the Company in accordance with the terms of the Amended and Restated Credit Agreement, (ii) increase the aggregate principal amount of revolving loans permitted under the Amended and Restated Credit Agreement (the “Revolving Credit Facility,” and, together with the Term Loan Facility, the “RBC Credit Facilities”), from $100.0 million to

$200.0 million; and (iii) extend the maturity date of the Revolving Credit Facility from August 4, 2020 to August 3, 2021. On March 27, 2017, the Company entered into Amendment No. 1 by and among the Company, Royal Bank of Canada, as administrative agent, and the lenders party thereto (the “Amendment”) to the Amended and Restated Credit Agreement.

Borrowings under the Amended and Restated Credit Agreement will accrue interest at a rate equal to LIBOR or the base rate, plus an applicable margin. The applicable margin may be increased or reduced by 0.25% based on the Company’s total net leverage ratio. Up to $12.5 million of the Revolving Credit Facility is available for issuance of letters of credit and any such letters of credit will reduce the amount available under the Revolving Credit Facility on a dollar-for-dollar basis. The Company is required to pay a commitment fee to the lenders on the average daily unused portion of the Revolving Credit Facility at 0.50% or 0.375% per annum, depending on the Company’s total net leverage ratio.

The Amended and Restated Credit Agreement contains certain negative covenants (subject to exceptions, materiality thresholds and other allowances) including, without limitation, negative covenants that limit the Company’s and its restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments in connection with or modify certain debt instruments, pay dividends or make other payments on capital stock, engage in mergers or consolidations, enter into arrangements that restrict the Company’s and its restricted subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, or change its fiscal year. Prior to the effective date of the Amendment on March 27, 2017, the Amended and Restated Credit Agreement also included a financial maintenance covenant whereby the Company must not permit its total net leverage ratio in any 12-month period to exceed 5.00:1.00, as tested at the end of each fiscal quarter. Effective as of March 27, 2017 and pursuant to the Amendment, the total net leverage ratio financial covenant was replaced with a new senior secured net leverage ratio financial covenant. Pursuant to the Amendment, the Company must not permit its senior secured net leverage ratio to exceed 2.50:1.00 and the interest coverage ratio to be less than 3.00:1.00, in each case in any 12-month period, as tested at the end of each fiscal quarter. The Company was in compliance with all of its covenants under the Amended and Restated Credit Agreement as of December 31, 2017.

The Amended and Restated Credit Agreement contains events of default, including, without limitation (subject to customary grace periods and materiality thresholds), events of default upon (i) the failure to make payments pursuant to the terms of the Amended and Restated Credit Agreement, (ii) violation of covenants, (iii) incorrectness of representations and warranties, (iv) cross-default and cross-acceleration to other material indebtedness, (v) bankruptcy events, (vi) material monetary judgments (to the extent not covered by insurance), (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, that could reasonably be expected to result in a material adverse effect, (viii) the actual or asserted invalidity of the documents governing the RBC Credit Facilities, any material guarantees or the security interests (including priority thereof) required under the Amended and Restated Credit Agreement and (ix) the occurrence of a change of control (as defined therein). Upon the occurrence of certain events of default, the obligations under the Amended and Restated Credit Agreement may be accelerated and any remaining commitments thereunder may be terminated.

The full amount of proceeds from the Term Loan Facility of $400.0 million, along with $196.4 million of cash were used to finance the Teva Transaction (including transaction costs) at closing on August 3, 2016. As of December 31, 2017, $199.7 million Revolving Credit Facility remains available to the Company for working capital and other general corporate purposes.

In connection with the Term Loan Facility, the Company incurred $11.0 million of debt issuance costs for banking, legal and accounting fees and other expenses during the third quarter of 2016. In connection with the Amendment, the Company incurred $0.8 million of debt issuance costs for banking fees during the first quarter of 2017. These debt issuance costs were recorded on the Company’s consolidated balance sheet as a reduction to the current and long-term portions of debt related to the Term Loan Facility. These deferred debt issuance costs will be accreted to interest expense over the term of the debt using the effective interest method. In connection with the increase in the aggregate principal amount of revolving loans permitted under the Revolving Credit Facility, the Company incurred $0.8 million of debt issuance costs for banking fees which were recorded as an asset with current and long-term portions on the Company’s consolidated balance sheet. These deferred debt issuance costs, in addition to the $0.3 million balance remaining from the initial $100.0 million revolving credit facility, will be amortized to interest expense over the term of the Revolving Credit Facility using the straight-line method.

For the year ended December 31, 2017, the Company recognized $17.7 million of interest expense related to the Term Loan Facility, of which $15.5 million was cash and $2.2 million was non-cash accretion of the debt discount recorded for deferred debt issuance costs. For the period of August 3, 2016 through December 31, 2016, the Company recognized $6.9 million of interest expense related to the Term Loan Facility, of which $6.0 million was cash and $0.9 million was non-cash accretion of the debt discount recorded for deferred debt issuance costs. As of December 31, 2017, the Term Loan Facility had a carrying value of $317.5 million, of which $17.8 million is classified as current debt and $299.7 million is classified as long-term debt on the Company’s consolidated balance sheets. The Term Loan Facility requires the Company to make quarterly principal payments of $5.0 million beginning from December 2016 through June 2021, and the remaining principal balance is payable in August 2021. As of December 31, 2017, the outstanding principal amount for the Term Loan Facility was $325.0 million.

Loss on Early Extinguishment of Debt—Voluntary Prepayment of $50.0 Million of Principal—RBC Term Loan Facility

On February 28, 2017, the Company made a voluntary prepayment in the amount of $50.3 million under its Term Loan Facility, representing $50.0 million of principal amount and $0.3 million of accrued interest thereon. As a result of this voluntary prepayment, for the quarter ended March 31, 2017, the Company recorded a loss on early extinguishment of debt of $1.2 million to write-off a pro rated portion of the related unaccreted debt issuance costs.

2% Convertible Senior Notes due June 2022

On June 30, 2015, the Company issued an aggregate principal amount of $600.0 million of 2.00% Convertible Senior Notes due June 2022 (the “Notes”) in a private placement offering, which are the Company’s senior unsecured obligations. The Notes were issued pursuant to an Indenture dated June 30, 2015 (the “Indenture”) between the Company and Wilmington Trust, N.A., as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be due and payable immediately. The Notes will mature on June 15, 2022, unless earlier redeemed, repurchased or converted. The Notes bear interest at a rate of 2.00% per year, and interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2015.

The conversion rate for the Notes is initially set at 15.7858 shares per $1,000 of principal amount, which is equivalent to an initial conversion price of $63.35 per share of the Company’s common stock. If a Make-Whole Fundamental Change (as defined in the Indenture) occurs or becomes effective prior to the maturity date and a holder elects to convert its Notes in connection with the Make-Whole Fundamental Change, the Company is obligated to increase the conversion rate for the Notes so surrendered by a number of additional shares of the Company’s common stock as prescribed in the Indenture. Additionally, the conversion rate is subject to adjustment in the event of an equity restructuring transaction such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (“standard antidilution provisions,” per FASB ASC 815-40).

Contracts in Entity’s Own Equity (“ASC 815-40”)).

The Notes are convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding December 15, 2021 only under the following circumstances:

(i)

If during any calendar quarter commencing after the quarter ending September 30, 2015 (and only during such calendar quarter) the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on each applicable trading day; or

(ii)

If during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 of principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last report sale price of the Company’s common stock and the conversion rate on each such trading day; or

(iii)	Upon the occurrence of corporate events specified in the Indenture.

On or after December 15, 2021 until the close of business on the second scheduled trading day immediately preceding the maturity date, the holders may convert their Notes at any time, regardless of the foregoing circumstances. The Company may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s election and in the manner and subject to the terms and conditions provided in the Indenture.

Concurrently with the offering of the Notes and using a portion of the proceeds from the sale of the Notes, the Company entered into a series of convertible note hedge and warrant transactions (the “Note Hedge Transactions” and “Warrant Transactions”) which are designed to reduce the potential dilution to the Company’s stockholders and/or offset the cash payments the Company is required to make in excess of the principal amount upon conversion of the Notes. The Note Hedge Transactions and Warrant Transactions are separate transactions, in each case, entered into by the Company with a financial institution and are not part of the terms of the Notes. These transactions will not affect any holder’s rights under the Notes, and the holders of the Notes have no rights with respect to the Note Hedge Transactions and Warrant Transactions. See “Note 11. Stockholders’ Equity” for additional information.

At the June 30, 2015 issuance date of the Notes, the Company did not have the necessary number of authorized but unissued shares of its common available to share-settle the conversion option of the Notes. Therefore, in accordance with guidance found in FASB ASC 470-20, Debt with Conversion and Other Options, and FASB Topic ASC 815-15, Embedded Derivatives, the conversion option of the Notes was deemed an embedded derivative requiring bifurcation from the Notes (host contract) and separate accounting as a derivative liability. The fair value of the conversion option derivative liability at June 30, 2015 was $167.0 million, which was recorded as a reduction to the carrying value of the debt and will be accreted to interest expense over the term of the debt using the effective interest method. Although the Company subsequently amended the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock in December 2015, the debt discount remained and continues to be accreted to interest expense. See “Note 11. Stockholders’ Equity” for additional information.

In connection with the issuance of the Notes, the Company incurred $18.7 million of debt issuance costs for banking, legal and accounting fees and other expenses. This amount was also recorded on the Company’s balance sheet as a reduction to the carrying value of the debt and is being accreted to interest expense over the term of the debt using the effective interest method.

For the years ended December 31, 2017 and 2016, the Company recognized $35.5 million and $33.8 million, respectively, of interest expense related to the Notes, of which $12.0 million and $12.0 million, respectively, was cash and $23.5 million and $21.8 million, respectively, was non-cash accretion of the debt discounts recorded. As the Notes mature in 2022, they have been classified as long-term debt on the Company’s consolidated balance sheets, with a carrying value of $469.9 million and $446.4 million as of December 31, 2017 and 2016, respectively.

Loss on Early Extinguishment of Debt—Barclays $435.0 million Term Loan

In connection with the Tower Acquisition during the first quarter of 2015, the Company entered into a $435.0 million senior secured term loan facility (the “Barclays Term Loan”) and a $50.0 million senior secured revolving credit facility (the “Barclays Revolver” and collectively with the Barclays Term Loan, the “Barclays Senior Secured Credit Facilities”), pursuant to a credit agreement, dated as of March 9, 2015, by and among the Company, the lenders party thereto from time to time and Barclays Bank PLC (“Barclays”), as administrative and collateral agent (the “Barclays Credit Agreement”). In connection with the Barclays Senior Secured Credit Facilities, the Company incurred debt issuance costs for banking, legal and accounting fees and other expenses of $17.8 million, which were previously reflected as a discount to the carrying value of the debt on the Company’s consolidated balance sheet in accordance with ASU 2015-03. Prior to repayment of the Barclays Term Loan on June 30, 2015, this debt discount was accreted to interest expense over the term of the loan using the effective interest rate method.

On June 30, 2015, the Company used $436.4 million of the proceeds from the sale of the Notes to repay the $435.0 million of principal and $1.4 million of accrued interest due on its Barclays Term Loan under the Barclays Credit Agreement. In connection with this repayment of the loan, for the quarter ended June 30, 2015, the Company recorded a loss on early extinguishment of debt of $16.9 million related to the unaccreted portion of the debt discount.

For the six months ended June 30, 2015, the Company incurred total interest expense related to the Barclays Term Loan of $10.7 million, of which $9.8 million was cash and $0.9 million was non-cash accretion of the debt discount recorded. In addition, included in interest expense for 2015 is a $2.3 million ticking fee paid to Barclays during the first quarter of 2015, prior to the funding of the Barclays Senior Secured Credit Facilities on March 9, 2015, to lock in the financing terms from the lenders’ commitment of the Barclays Term Loan until the actual allocation of the loan occurred at the closing of the Tower Acquisition.

Future principal maturities of December 31, 2017 are as follows (in thousands):

Years ending December 31,
2018	$20,000
2019	20,000
2020	20,000
2021	265,000
2022	600,000

Total	$925,000

11. STOCKHOLDERS’ EQUITY

Preferred Stock

Pursuant to its Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Company is authorized to issue 2,000,000 shares of “blank check” preferred stock, $0.01 par value per share, which enables the Board of Directors, from time to time, to create one or more new series of preferred stock. Each series of preferred stock issued can have the rights, preferences, privileges and restrictions designated by the Board of Directors. The issuance of any new series of preferred stock could affect, among other things, the dividend, voting, and liquidation rights of the Company’s common stock. The Company had no preferred stock issued or outstanding as of December 31, 2017 or 2016.

Common Stock

Pursuant to its Certificate of Incorporation, the Company is authorized to issue 150,000,000 shares of common stock, $0.01 par value per share, of which 74,234,076 shares have been issued and 73,990,347 shares were outstanding as of December 31, 2017. In addition, the Company had reserved for issuance the following amounts of shares of its common stock for the purposes described below as of December 31, 2017 (in thousands):

Shares issued	74,234
Stock options outstanding (1)	3,175
Conversion of Notes payable (2)	9,471
Warrants outstanding (see below)	9,471

Total shares of common stock issued and reserved for issuance	96,351

(1)	See “Note 13. Share-Based Compensation”
(2)	See “Note 10. Debt”

Warrants

As discussed in “Note 10. Debt”, on June 30, 2015, the Company entered into a series of Note Hedge Transactions and Warrant Transactions with a financial institution which are designed to reduce the potential dilution to the Company’s stockholders and/or offset the cash payments the Company is required to make in excess of the principal amount upon conversion of the Notes. Pursuant to the Warrant Transactions, the Company sold to a financial institution 9.47 million warrants to purchase the Company’s common stock, for which it received proceeds of $88.3 million. The warrants have an exercise price of $81.277 per share (subject to adjustment), are immediately exercisable, and have an expiration date of September 15, 2022.

Additional Paid-In Capital

Pursuant to the Note Hedge Transactions, the Company purchased from a financial institution 0.6 million call options on the Company’s common stock, for which it paid consideration of $147.0 million. Each call option entitles the Company to purchase 15.7858 shares of the Company’s common stock at an exercise price of $63.35 per share, is immediately exercisable, and has an expiration date of June 15, 2022, subject to earlier exercise. At the time of the Note Hedge Transactions, because of an insufficient number of authorized but unissued shares of the Company’s common stock, these call options did not meet the criteria for equity classification under FASB ASC Topic 815-40, Derivatives and Hedging and were accounted for as a derivative asset.

As of December 8, 2015, pursuant to the Company’s amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock, the call options purchased pursuant to the Note Hedge Transactions (formerly a derivative asset) and the conversion option of the Notes (formerly an embedded derivative liability) were reclassified to equity in additional paid-in capital. The net effect of the reclassification of these derivatives was a $21.0 million, net of tax, increase in additional paid-in capital reflected on the Company’s December 31, 2015 consolidated balance sheet.

During the year ended December 31, 2015, the Company recognized in its consolidated statement of operations $13.0 million of net expense related to the change in the fair value of the former derivative asset and liability. There was no comparable expense recognized in 2016 or 2017.

12. EARNINGS PER SHARE

The Company’s basic earnings per common share (“EPS”) is computed by dividing net (loss) income available to the Company’s common stockholders (as presented on the consolidated statements of operations) by the weighted-average number of shares of the Company’s common stock outstanding during the period. The Company’s restricted stock awards (non-vested shares) are issued and outstanding at the time of grant but are excluded from the Company’s computation of weighted-average shares outstanding in the determination of basic EPS until vesting occurs.

For purposes of calculating diluted EPS, the denominator includes both the weighted-average number of shares of common stock outstanding and the number of common stock equivalents if the inclusion of such common stock equivalents would be dilutive. Dilutive common stock equivalents potentially include warrants, stock options and non-vested restricted stock awards using the treasury stock method and the number of shares of common stock issuable upon conversion of the Company’s outstanding convertible notes payable. In the case of the Company’s outstanding convertible notes payable, the diluted EPS calculation is further affected by an add-back of interest expense, net of tax, to the numerator under the assumption that the interest would not have been incurred if the convertible notes had been converted into common stock.

The following is a reconciliation of basic and diluted net (loss) income per share of common stock for the three years ended December 31, 2017, 2016 and 2015 (in thousands, except per share amounts):

	Years Ended December 31,
	2017	2016	2015
Basic (Loss) Earnings Per Common Share:
Net (loss) income	$(469,287)	$(472,031)	$38,997

Weighted-average common shares outstanding	71,857	71,147	69,640

Basic (loss) earnings per share	$(6.53)	$(6.63)	$0.56

Diluted (Loss) Earnings Per Common Share:
Net (loss) income	$(469,287)	$(472,031)	$38,997
Add-back of interest expense on outstanding convertible notes payable, net of tax	— (1)	— (1)	—	(2)

Adjusted net (loss) income	$(469,287)	$(472,031)	$38,997

Weighted-average common shares outstanding	71,857	71,147	69,640
Weighted-average incremental shares related to assumed exercise of warrants, stock options, vesting of non-vested shares and ESPP share issuance	— (3)	— (4)	2,387	(5)
Weighted-average incremental shares assuming conversion of outstanding notes payable	— (1)	— (1)	—	(2)

Diluted weighted-average common shares outstanding	71,857 (3)	71,147 (4)	72,027	(6)

Diluted net (loss) income per share	$(6.53)	$(6.63)	$0.54

(1)

For the years ended December 31, 2017 and 2016, the Company incurred a net loss, which cannot be diluted, so basic and diluted loss per common share were the same. Accordingly, there were no numerator or denominator adjustments related to the Company’s outstanding Notes.

(2)

The numerator and denominator adjustments related to the Company’s convertible notes payable were excluded from the computation because the add-back of interest expense, net of tax, to the numerator had a greater effect on the quotient than the inclusion of the incremental shares assuming conversion of the convertible notes payable in the denominator, resulting in anti-dilution.

(3)

For the year ended December 31, 2017, the Company incurred a net loss, which cannot be diluted, so basic and diluted loss per common share were the same. As of December 31, 2017, shares issuable but not included in the Company’s calculation of diluted EPS, which could potentially dilute future earnings, included 9.47 million warrants outstanding, 9.47 million shares for conversion of outstanding Notes payable, 3.2 million stock options outstanding and 1.9 million non-vested restricted stock awards.

(4)

For the year ended December 31, 2016, the Company incurred a net loss, which cannot be diluted, so basic and diluted loss per common share were the same. As of December 31, 2016, shares issuable but not included in the Company’s calculation of diluted EPS, which could potentially dilute future earnings, included 9.47 million warrants outstanding, 9.47 million shares for conversion of outstanding Notes payable, 2.2 million stock options outstanding and 2.2 million non-vested restricted stock awards.

(5)

As of December 31, 2015, the approximately 9.47 million warrants outstanding have been excluded from the denominator of the diluted EPS computation under the treasury stock method because the exercise price of the warrants exceeds the average market price of the Company’s common stock for the period, so inclusion in the calculation would be anti-dilutive.

(6)

As of December 31, 2015, shares issuable but not included in the Company’s calculation of diluted EPS, which could potentially dilute future earnings, included 9.47 million for warrants outstanding, 9.47 million shares for conversion of outstanding Notes payable, 1.7 million stock options outstanding and 1.5 million non-vested restricted stock awards.

13. SHARE-BASED COMPENSATION

The Company recognizes the grant date fair value of each option and share of restricted stock over its vesting period. Stock options and restricted stock awards are granted under the Company’s Fourth Amended and Restated 2002 Equity Incentive Plan and generally vest over a four year period and, in the case of stock options, have a term of 10 years.

Impax Laboratories, Inc. Fourth Amended and Restated 2002 Equity Incentive Plan (“2002 Plan”)

The aggregate number of shares of common stock authorized for issuance pursuant to the Company’s 2002 Plan is 18,050,000 shares. There were 2,324,997, 2,233,393 and 2,394,433 stock options outstanding as of December 31, 2017, 2016 and 2015, respectively, and 1,861,489, 2,160,127 and 2,146,498 non-vested restricted stock awards outstanding as of December 31, 2017, 2016 and 2015, respectively, under the 2002 Plan.

Impax Laboratories, Inc. 1999 Equity Incentive Plan (“1999 Plan”)

The aggregate number of shares of common stock authorized for issuance pursuant to the Company’s 1999 Plan is 5,000,000 shares. There were 0, 938 and 10,938 stock options outstanding as of December 31, 2017, 2016 and 2015, respectively, under the 1999 Plan. The Company has ceased granting equity awards under the 1999 Plan.

Awards Granted Out of Plan—CEO Inducement

On March 27, 2017, the Company granted Paul M. Bisaro, its new President and Chief Executive Officer, an option to purchase 850,000 shares of the Company’s common stock pursuant to the terms of his Employment Agreement dated as of March 24, 2017 with the Company. The grant was made in accordance with NASDAQ’s employment inducement grant exemption and therefore was not granted under a stockholder approved plan. The grant is subject to the terms of an option agreement with Mr. Bisaro to evidence the award. There were 850,000 stock options outstanding related to this grant as of December 31, 2017.

The following table summarizes all of the Company’s stock option activity for the years ended December 31, 2017, 2016, and 2015:

Stock Options	Number of Shares Under Option	Weighted- Average Exercise Price per Share
Outstanding at December 31, 2014	3,042,180	$14.78
Options granted	406,950	41.27
Options exercised	(1,042,198)	9.87
Options forfeited	(1,561)	16.70

Outstanding at December 31, 2015	2,405,371	21.39
Options granted	572,625	12.27
Options exercised	(477,910)	19.09
Options forfeited	(265,755)	35.88

Outstanding at December 31, 2016	2,234,331	22.67
Options granted	1,198,726	12.21
Options exercised	(74,643)	10.22
Options forfeited	(183,417)	33.07

Outstanding at December 31, 2017	3,174,997	18.36

Options exercisable at December 31, 2017	1,634,133	$19.63

In May 2016, a retiring member of the Company’s Board of Directors exercised vested stock options on a cashless basis, whereby the Company withheld 19,022 shares to cover the $0.6 million of proceeds due to the Company, representing the aggregate exercise price of the options.

As of December 31, 2017, stock options outstanding and exercisable had average remaining contractual lives of 6.70 years and 5.20 years, respectively. Also, as of December 31, 2017, stock options outstanding and exercisable each had aggregate intrinsic values of $9.9 million and $4.6 million, respectively, and restricted stock awards outstanding had an aggregate intrinsic value of $31.0 million.

The Company grants restricted stock to certain eligible employees as a component of its long-term incentive compensation program. The restricted stock award grants are made in accordance with the Company’s 2002 Plan and are issued and outstanding at the time of grant but are subject to forfeiture if the vesting conditions are not met. A summary of the non-vested restricted stock awards is as follows:

Restricted Stock Awards	Non-Vested Restricted Stock Awards	Weighted- Average Grant Date Fair Value
Non-vested at December 31, 2014	2,327,176	$23.61
Granted	973,742	45.40
Vested	(930,159)	22.64
Forfeited	(224,261)	29.01

Non-vested at December 31, 2015	2,146,498	33.20
Granted	1,245,184	31.77
Vested	(893,190)	28.97
Forfeited	(338,365)	33.87

Non-vested at December 31, 2016	2,160,127	34.02
Granted	980,419	13.89
Vested	(730,160)	31.99
Forfeited	(548,897)	30.27

Non-vested at December 31, 2017	1,861,489	$25.36

Included in the 730,160 shares of restricted stock vested during the year ended December 31, 2017 are 268,512 shares with a weighted-average fair value of $15.77 per share that were withheld for tax withholding obligations upon vesting of such awards from stockholders who elected to net share settle such tax withholding obligation. Included in the 893,190 shares of restricted stock vested during the year ended December 31, 2016 are 335,423 shares with a weighted-average fair value of $27.69 per share that were withheld for tax withholding purposes upon vesting of such awards from stockholders who elected to net share settle such tax withholding obligation. Included in the 930,159 shares of restricted stock vested during the year ended December 31, 2015 are 370,449 shares with a weighted-average fair value of $40.48 per share that were withheld for tax withholding purposes upon vesting of such awards from stockholders who elected to net share settle such tax withholding obligation.

As of December 31, 2017, the Company had 1,932,375 shares available for issuance for either stock options or restricted stock awards under the 2002 Plan. Although there were also 296,921 shares available for issuance under the 1999 Plan, the Company has ceased granting equity awards under this plan. Additionally, the Company had 1,501,351 shares available for issuance under its 2001 Non-Qualified Employee Stock Purchase Plan, as amended (“ESPP”). The Company’s Board of Directors has determined that the final purchase period prior to December 31, 2017 would be the final purchase period under the ESPP, and the ESPP was terminated thereafter.

As of December 31, 2017, the Company had total unrecognized share-based compensation expense of $41.8 million related to all of its share-based awards, which is expected to be recognized over a weighted average period of 1.75 years. The intrinsic value of options exercised during the years ended December 31, 2017, 2016 and 2015 was $0.5 million, $5.8 million and $33.0 million, respectively. The total fair value of restricted stock which vested during the years ended December 31, 2017, 2016 and 2015 was $23.4 million, $25.9 million and $21.1 million, respectively.

The Company estimated the fair value of each stock option award on the grant date using the Black-Scholes option pricing model with the following assumptions:

	Years Ended December 31,
	2017			2016			2015
Volatility (range)	46.5%	—	49.2%	38.1%	—	40.3%	39.9%	—	40.1%
Volatility (weighted average)		48.1%			38.3%			40.0%
Risk-free interest rate (range)	1.9%	—	2.2%	1.2%	—	1.9%	0.8%	—	1.8%
Risk-free interest rate (weighted average)		2.1%			1.4%			1.7%
Dividend yield		—%			—%			—%
Weighted-average expected life (years)		6.18			6.14			6.18
Weighted average grant date fair value		$5.93			$12.27			$17.08

The Company estimated the fair value of each stock option award on the grant date using the Black-Scholes option pricing model, wherein expected volatility is based on historical volatility of the Company’s common stock. The expected term calculation is based on the “simplified” method described in SAB No. 107, Share-Based Payments and SAB No. 110, Share-Based Payment, as the result of the simplified method provides a reasonable estimate in comparison to actual experience. The risk-free interest rate is based on the U.S. Treasury yield at the date of grant for an instrument with a maturity that is commensurate with the expected term of the stock options. The dividend yield of zero is based on the fact that the Company has never paid cash dividends on its common stock and has no present intention to pay cash dividends. Options granted under each of the above plans generally vest over four years and have a term of 10 years.

The amount of share-based compensation expense recognized by the Company is as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Manufacturing expenses	$4,975	$6,364	$4,479
Research and development	16,174	5,697	5,996
Selling, general and administrative	5,109	20,119	18,138

Total	$26,258	$32,180	$28,613

The after tax impact of recognizing the share-based compensation expense related to FASB ASC Topic 718 on basic earnings per common share was $0.30, $0.31 and $0.20 for the years ended December 31, 2017, 2016 and 2015, respectively, and diluted earnings per common share was $0.30, $0.31 and $0.20 for the years ended December 31, 2017, 2016 and 2015, respectively. The Company recognized a deferred tax benefit, before consideration of tax valuation allowances, of $4.8 million, $9.6 million and $9.2 million in the years ended December 31, 2017, 2016 and 2015, respectively, related to share-based compensation expense recorded for non-qualified employee stock options and restricted stock awards.

The Company’s policy is to issue new shares to satisfy stock option exercises and to grant restricted stock awards.

Share based Compensation Expense related to Former Executives

In December 2016, the Company announced that G. Frederick Wilkinson and the Company mutually agreed that Mr. Wilkinson would separate from his positions as President and Chief Executive Officer of Impax and resign as a member of the Board of Directors of the Company, effective December 19, 2016. In connection with his separation from the Company, Mr. Wilkinson and the Company entered into a General Release and Waiver dated as of December 19, 2016 (the “General Release and Waiver”). The General Release and Waiver provided for 12 month accelerated vesting of certain of Mr. Wilkinson’s stock options and shares of restricted stock in accordance with the terms therein. As a result, during the year ended December 31, 2016, the Company recorded $0.5 million of accelerated expense related to the accelerated vesting of certain of Mr. Wilkinson’s outstanding stock options and restricted stock.

The Company appointed Mr. Wilkinson as its President and Chief Executive Officer effective as of April 29, 2014. In accordance with Mr. Wilkinson’s appointment and pursuant to Mr. Wilkinson’s employment agreement with the Company, the Company granted to Mr. Wilkinson 150,000 shares of the Company’s restricted stock with a grant date fair value of $3.9 million, which vested as to one-third of the underlying shares on each of the six, 12 and 18 month anniversaries of April 29, 2014. Mr. Wilkinson also received pursuant to his employment agreement with the Company an award of 375,000 shares of restricted stock. The performance goals were achieved during fiscal year 2015 and pursuant to the terms of the employment agreement, 50% of Mr. Wilkinson’s performance-based restricted stock vested in 2015 and 50% vested in 2016. The Company valued these restricted stock awards subject to performance-based vesting using a Monte Carlo simulation and recognized the $7.6 million value of these awards over the longer of the derived or explicit service period, which was two years.

14. EMPLOYEE BENEFIT PLANS

401(k) Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan covering all employees. Participants are permitted to contribute up to 25% of their eligible annual pre-tax compensation up to established federal limits on aggregate participant contributions. The Company matches 100% of the employee contributions up to a maximum of 5% of employee compensation. Discretionary profit-sharing contributions made by the Company, if any, are determined annually by the Board of Directors. Participants are 100% vested in discretionary profit-sharing and matching contributions made by the Company after three years of service, and are 25% and 50% vested after one and two years of service, respectively. There were $6.1 million, $7.4 million and $3.7 million in matching contributions and no discretionary profit-sharing contributions made under this plan for the years ended December 31, 2017, 2016 and 2015, respectively.

Employee Stock Purchase Plan

In February 2001, the Board of Directors approved the 2001 Non-Qualified Employee Stock Purchase Plan (“ESPP”), with a 500,000 share reservation. The purpose of the ESPP was to enhance employee interest in the success and progress of the Company by encouraging employee ownership of common stock of the Company. The ESPP provided the opportunity to purchase the Company’s common stock at a 15% discount to the market price through payroll deductions or lump sum cash investments. Under the ESPP plan, for the years ended December 31, 2017, 2016 and 2015, the Company sold shares of its common stock to its employees in the amount of 50,185, 29,612 and 35,275, respectively, for net proceeds of $0.6 million, $0.7 million and $1.2 million, respectively. The Company’s Board of Directors determined that the final purchase period prior to December 31, 2017 would be the final purchase period under the ESPP, and the ESPP was terminated thereafter.

Deferred Compensation Plan

In February 2002, the Board of Directors approved the Executive Non-Qualified Deferred Compensation Plan (“ENQDCP”) effective August 15, 2002 covering executive level employees of the Company as designated by the Board of Directors. Participants can defer up to 75% of their base salary and quarterly sales bonus and up to 100% of their annual performance based bonus. The Company matches 50% of employee deferrals up to 10% of base salary and bonus compensation. The maximum total match by the Company cannot exceed 5% of total base and bonus compensation. Participants are vested in the employer match contribution at 20% each year, with 100% vesting after five years of employment. Participants can earn a return on their deferred compensation based on hypothetical investments in investment funds. Changes in the market value of the participant deferrals and earnings thereon are reflected as an adjustment to the liability for deferred compensation with an offset to compensation expense. There were $1.0 million, $1.0 million and $1.1 million in matching contributions under the ENQDCP for the years ended December 31, 2017, 2016 and 2015, respectively.

The deferred compensation liability is a non-current liability recorded at the value of the amount owed to the ENQDCP participants, with changes in the value of such amounts recognized as compensation expense in the consolidated statements of operations. The calculation of the deferred compensation obligation is derived from observable market data by references to hypothetical investments selected by the participants and is included in the line item captioned “Other liabilities” on the consolidated balance sheets. The Company invests in corporate owned life insurance (“COLI”) policies, of which the cash surrender value is included in the line item captioned “Other assets” on the consolidated balance sheets. As of December 31, 2017 and 2016, the Company had a cash surrender value asset of $43.0 million and $37.4 million, respectively, and a deferred compensation liability of $33.4 million and $28.6 million, respectively, which approximated fair value. The asset representing the cash surrender value of the corporate owned life insurance and the deferred compensation liability are both Level 2 fair value measurements.

15. RESTRUCTURINGS

Consolidation and Improvement Plan

On May 10, 2017, the Company announced that it initiated a series of actions designed to improve manufacturing and research and development (“R&D”) efficiencies, capitalize on growth opportunities, improve profitability and mitigate current challenges. The actions include:

•	Consolidating all of Generic R&D and U.S. manufacturing and packing operations to the Company’s Hayward, California facility;

•

Continuing the previously announced closure of the Middlesex, New Jersey manufacturing site, which will now include the closure of the Middlesex Generic R&D site as further discussed below under “Middlesex, New Jersey Manufacturing and Packaging Operations” and “Middlesex, New Jersey Generic R&D”;

•	Reorganizing certain functions including quality, engineering and supply chain operations as further described below under “Technical Operations Reduction-in-Force”;

•	Reviewing strategic alternatives for the Company’s Taiwan facility, including a sale of the facility as further described below under “Sale of Impax Laboratories (Taiwan), Inc.” and

•

Rationalizing the generic portfolio to eliminate low-value products and streamline operations such as the Company’s divestment during the second quarter of 2017 of 29 ANDAs and one NDA for approved non-strategic generic products, the vast majority of which were not marketed, and all acquired as part of the Tower Acquisition, as described in “Note 8. Intangible Assets and Goodwill.”

By consolidating activities as outlined above, the Company expects to achieve cost savings and operating efficiency benefits while maintaining the infrastructure and expertise needed to capitalize on product and pipeline strengths. The Company currently expects to incur estimated charges for each initiative as described below. There are no charges currently expected to be incurred related to the rationalization of the generic product portfolio.

Middlesex, New Jersey Manufacturing and Packaging Operations

In March 2016, the Company’s Board of Directors approved a plan of restructuring designed to reduce costs, improve operating efficiencies and enhance the Company’s long-term competitive position by closing the Company’s Middlesex, New Jersey manufacturing and packaging site and transferring the products and the functions performed there to the Company’s other facilities or to third-party manufacturers. This restructuring was expected to take up to two years to complete. As a result of the restructuring, 215 positions were eliminated.

The Company incurred aggregate pre-tax charges of $43.4 million in connection with this plan through the year ended 2017 and does not anticipate any significant future charges. The following is a summary of the cumulative charges incurred by major type of cost (in thousands):

Type of Cost	Cumulative Amount Incurred
Employee retention and severance payments	$12,725
Technical transfer of products	9,544
Asset impairment and accelerated depreciation charges	20,900
Facilities lease terminations and asset retirement obligations	209
Legal and professional fees	12

Total estimated restructuring charges	$43,390

Employee retention and severance payments are being accrued over the estimated service period. For the years ended December 31, 2017 and 2016, the Company recorded expense of $16.3 million and $27.1 million, respectively, to general and administrative expense in the Corporate and Other segment on the consolidated statements of operations.

A rollforward of the charges incurred to general and administrative expense for the year ended December 31, 2016 is as follows (in thousands):

	Balance as of December 31, 2015	Expensed /Accrued Expense	Cash Payments	Non-Cash Items	Balance as of December 31, 2016
Employee retention and severance payments	$—	$6,636	$(691)	$—	$5,945
Technical transfer of products	—	6,573	(6,573)	—	—
Asset impairment and accelerated depreciation charges	—	13,678	—	(13,678)	—
Facilities lease terminations and asset retirement obligations	—	209	—	—	209
Legal and professional fees	—	12	(12)	—	—

Total	$—	$27,108	$(7,276)	$(13,678)	$6,154

A rollforward of the charges incurred to general and administrative expense for the year ended December 31, 2017 is as follows (in thousands):

	Balance as of December 31, 2016	Expensed /Accrued Expense	Cash Payments	Non-Cash Items	Balance as of December 31, 2017
Employee retention and severance payments	$5,945	$6,089	$(4,648)	$—	$7,386
Technical transfer of products	—	2,671	(2,671)	—	—
Asset impairment and accelerated depreciation charges	—	7,525	—	(7,525)	—
Facilities lease terminations and asset retirement obligations	209	—	—	—	209

Total	$6,154	$16,285	$(7,319)	$(7,525)	$7,595

For the years ended December 31, 2017 and 2016, the Company recognized a liability of $7.6 and $6.2 million, respectively, in accrued expenses on the Company’s consolidated balance sheet and anticipates remaining payments to be made through early 2018.

Middlesex, New Jersey Generic R&D

In May 2017, as part of its Consolidation and Improvement Plan, the Company announced its plan to close its Middlesex, New Jersey Generic R&D site and consolidate all Generic R&D activities to its Hayward, California facility. As a result, the Company eliminated a total of 31 positions in Middlesex. In connection with this Generic R&D consolidation, the Company incurred aggregate pre-tax charges for employee termination benefits, program termination costs and accelerated depreciation charges of $3.4 million through the end of 2017. For the year ended December 31, 2017, the Company recorded $3.0 million of employee termination benefits and program termination costs and $0.4 million for accelerated depreciation charges, all to research and development on the consolidated statement of operations. As of December 31, 2017, $3.0 million of employee termination benefits and program termination costs had been paid.

Sale of Middlesex, New Jersey Assets

In the fourth quarter of 2017, management completed an evaluation of the assets located at the Company’s Middlesex, New Jersey facilities in accordance with ASC 360—Property, Plant and Equipment (“ASC 360”) to determine whether all of the “held for sale” criteria under subsection 360-10-45-9 had been met. Based upon management’s evaluation of the criteria under ASC 360, the Middlesex, New Jersey assets were determined to meet all of the “held for sale” criteria. As a result, the Company completed an impairment assessment related to the net book value of the assets of $5.6 million and based upon the estimated fair value less estimated costs to sell the assets the Company recorded a fixed asset impairment charges of $3.3 million in the Generic segment of its consolidated statement of operations for the year ended December 31, 2017.

On January 16, 2018, the Company sold all of its outstanding membership interests in CorePharma LLC, its wholly owned subsidiary, including certain specified assets within the entity, to a third party for a purchase price of $2.2 million.

Technical Operations Reduction-in-Force

In March 2017, the Company’s management determined that a reduction-in-force was necessary in the Company’s technical operations group in order to achieve greater operational efficiencies and to further streamline the organization. The Company identified 48 positions for elimination as of December 31, 2017. In connection with this reduction-in-force, the Company incurred aggregate pre-tax charges for employee termination benefits and other associated costs of $3.7 million through the end of 2017. For the year ended December 31, 2017, the Company recorded $3.7 million of employee termination benefits and other associated costs to cost of revenues in the Impax Generics segment on the consolidated statement of operations. As of December 31, 2017, $2.0 million had been paid and $1.7 million of employee termination benefits were included in accrued expenses on the Company’s consolidated balance sheet and the Company estimates that all payments will be made by early 2018.

Sale of Impax Laboratories (Taiwan), Inc.

In May 2017, as part of its Consolidation and Improvement Plan, the Company announced that it was reviewing strategic alternatives for its Taiwan facility, including a sale of the facility to a qualified buyer capable of reliably producing Rytary® in accordance with FDA requirements as the Company’s third party contract manufacturer (“CMO”) or, in the alternative, a closure of the facility following the completion of the technology transfer process to allow Rytary® to be manufactured either in the Company’s Hayward, California facility or at a CMO. Following this announcement, management completed an evaluation of the Taiwan facility in accordance with ASC 360 to determine whether all of the “held for sale” criteria under subsection 360-10-45-9 had been met. Based upon the evaluation of the criteria, including management’s assessment of whether it was probable that a sale to a qualified buyer could be completed within one year, the Taiwan facility was determined to be “held and used” as of May 31, 2017.

Following the “held and used” determination, management next evaluated the Taiwan facility for recoverability. Recoverability of property is evaluated by a comparison of the carrying amount of an asset or asset group to the future net undiscounted cash flows expected to be generated by the asset or asset group. As the activities at the Taiwan facility were primarily focused on manufacturing Rytary®, which product represented the majority of the unit volume produced and cash flows generated, the Taiwan facility was included in the Impax Specialty Pharma asset group. Based upon the cash flows expected to be generated by the Impax Specialty Pharma asset group, management determined that there was no impairment of the asset group which included the Taiwan facility as of May 31, 2017.

As of May 31, 2017, the remaining useful life of the Taiwan facility was estimated to be two years, which was based on the estimated time required to complete the technology transfer process for Rytary® and reflected the new pattern of consumption of the expected benefits of the facility. The Company will recognize accelerated depreciation expense on a straight-line basis through May 31, 2019 to write the building and equipment associated with the Taiwan facility down to their estimated salvage values. For the year ended December 31, 2017 the Company recorded accelerated depreciation of $9.1 million.

After May 31, 2017 the Company continued to assess whether the Taiwan facility met the ASC 360 criteria. In the fourth quarter of 2017 based upon management’s valuation of the criteria the Taiwan facility was determined to meet all of the “held for sale” criteria. As a result, excluding assets and liabilities subject to customary working capital adjustment, the Company completed an impairment assessment of the net book value of $91.7 million related to the net assets to be sold, and based upon an estimated fair value less estimated costs to sell for the net assets, the Company recorded an asset impairment charge of $74.1 million in the Company’s consolidated statement of operations, of which $73.6 million related to property, plant and equipment. The remaining assets and liabilities associated with the Taiwan entity, which were part of the Impax Specialty Pharma segment, were reclassified as held for sale.

The following table provides the components of assets and liabilities of the Taiwan operations held for sale as of December 31, 2017 (in thousands):

December 31, 2017
Current assets	$11,527
Property, plant and equipment	18,500

Assets held for sale	$30,027

Current liabilities	$7,170

Liabilities held for sale	$7,170

On December 19, 2017, the Company entered into a stock and asset purchase agreement with Bora Pharmaceuticals Co., Ltd. (“Bora”) pursuant to which Bora agreed to acquire the outstanding shares of Impax Laboratories (Taiwan), Inc. for $18.5 million in cash plus reimbursement for the closing working capital, subject to adjustment as defined in the agreement. The closing of the sale was completed on February 6, 2018.

Hayward, California Technical Operations and R&D

In November 2015, the Company’s management assessed the headcount in the technical operations and research and development groups in Hayward, California, primarily as a result of the resolution of the warning letter at the Hayward facility, and determined that a reduction-in-force was necessary to adjust the headcount to the operating conditions of the post-warning letter resolution environment. The Company eliminated 27 positions and recorded an accrual in the Impax Generics segment for severance and related employee termination benefits of $2.5 million during the quarter ended December 31, 2015. As of December 31, 2017, $2.3 million has been paid, and the Company currently expects the remainder of this balance to be paid by early 2018.

Philadelphia, Pennsylvania Packaging and Distribution Operations

On June 30, 2015, the Company committed to a plan of restructuring of its packaging and distribution operations and as a result of this plan, the Company closed its Philadelphia packaging site and all Company-wide distribution operations were outsourced to United Parcel Services during the fiscal year ended December 31, 2015. The Company eliminated 93 positions and recorded an accrual for severance and related employee termination benefits of $2.6 million during the quarter ended June 30, 2015. As of June 30, 2016, the full $2.6 million had been paid.

16. INCOME TAXES

The Company is subject to federal, state and local income taxes in the United States, and income taxes in Taiwan, R.O.C., the Republic of Ireland and the Netherlands. The provision for (benefit from) income taxes is comprised of the following (in thousands):

	Years Ended December 31,
	2017	2016	2015
Current:
Federal taxes	$(55,844)	$21,386	$48,078
State taxes	(372)	266	2,286
Foreign taxes	639	1,377	(442)

Total current tax (benefit) expense	(55,577)	23,029	49,922

Deferred:
Federal taxes	$73,357	$(133,387)	$(23,605)
State taxes	(371)	5,502	(5,733)
Foreign taxes	917	562	(213)

Total deferred tax expense (benefit)	73,903	(127,323)	(29,551)

Provision for (benefit from) income taxes	$18,326	$(104,294)	$20,371

A reconciliation of the difference between the tax provision (benefit) at the federal statutory rate and actual income taxes on income before income taxes, which includes federal, state, and other income taxes, is as follows (in thousands):

	Years Ended December 31,
	2017		2016		2015
(Loss) income before income taxes	$(450,961)		$(576,325)		$59,368

Tax (benefit) provision at the federal statutory rate	(157,836)	35.0%	(201,714)	35.0%	20,779	35.0%
Increase (decrease) in tax rate resulting from:
Tax rate differential and permanent items on foreign income	662	(0.2)%	186	—%	412	0.7%
State income taxes, net of federal benefit	(8,291)	1.8%	(7,394)	1.3%	365	0.6%
State research and development credits	(1,324)	0.3%	(1,767)	0.3%	(2,357)	(4.0)%
Federal research and development credits	(1,243)	0.3%	(2,213)	0.4%	(2,672)	(4.5)%
Share-based compensation	5,471	(1.2)%	1,768	(0.3)%	968	1.6%
Executive compensation	543	(0.1)%	(761)	0.1%	3,140	5.3%
Domestic manufacturing deduction	—	—%	(1,286)	0.2%	(1,422)	(2.4)%
Other permanent book/tax differences	(1,846)	0.4%	(258)	—%	2,003	3.4%
Provision for uncertain tax positions	(807)	0.2%	337	—%	184	0.3%
Revision of prior years’ estimates	1,371	(0.3)%	(792)	0.1%	859	1.5%
Taiwan rural area investment tax credit	—	—%	—	—%	(2,134)	(3.6)%
Impact on gross deferred net assets from 2017 Tax Reform Act	100,065	(22.2)%	—	—%	—	—%
Foreign withholding tax	1,534	(0.3)%	—	—%	—	—%
Other, net	2,888	(0.7)%	842	(0.1)%	246	0.4%
Valuation allowance	77,139	(17.1)%	108,758	(18.9)%	—	—%

Provision for (benefit from) income taxes	$18,326	(4.1)%	$(104,294)	18.1%	$20,371	34.3%

Deferred income taxes result from temporary differences between the financial statement carrying values and the tax bases of the Company’s assets and liabilities. Deferred tax assets principally result from certain accruals and reserves currently not deductible for tax purposes, acquired product rights and intangibles, capitalized legal and share based compensation expense. Deferred tax liabilities principally result from acquired product rights and intangibles and the use of accelerated depreciation methods for income tax purposes.

A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. When determining the amount of net deferred tax assets that are more likely than not to be realized, the Company assesses all available positive and negative evidence. This evidence includes, but is not limited to, scheduled reversal of deferred tax liabilities, prior earnings history, projected future earnings, carry-back and carry-forward periods and the feasibility of ongoing tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. The weight given to the positive and negative evidence is commensurate with the extent the evidence may be objectively verified. As such, it is generally difficult for positive evidence regarding projected future taxable income (exclusive of reversing taxable temporary differences and carryforwards) to outweigh objective negative evidence of recent financial reporting losses for the years ended December 31, 2017 and 2016.

Based on an evaluation of both the positive and negative evidence available, the Company determined that it was necessary to establish a valuation allowance against all of the net deferred tax assets for the year ended December 31, 2017 and against a significant portion of the net deferred tax assets for the year ended December 31, 2016. Given the objectively verifiable negative evidence of a three-year cumulative loss which, under the provisions of FASB ASC Topic 740 is a significant element of negative evidence that is difficult to overcome, and the weighting of all available positive evidence, the Company excluded projected taxable income from the assessment of income that could be used as a source of taxable income to realize the deferred tax assets. The valuation allowance recorded against the consolidated net deferred tax asset in 2017 and 2016 were $185.9 million and $108.8 million, respectively.

The components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Accrued expenses	$60,069	$114,825
Inventory reserves	17,602	15,873
Net operating loss carryforwards	2,518	2,302
Depreciation and amortization	2,657	651
Acquired product rights and intangibles	118,168	128,401
Capitalized legal fees	6,695	10,231
Credit carryforwards	11,205	8,453
Share based compensation expense	3,535	6,371
Sale of subsidiary	7,794	—
Other	495	525

Deferred tax assets	230,738	287,632

Deferred tax liabilities:
Tax depreciation and amortization in excess of book amounts	3,808	5,428
Acquired product rights and intangibles	35,698	95,517
Derivative	3,411	6,192
Foreign withholding tax	1,824	—
Other	3,326	1,871

Deferred tax liabilities	48,067	109,008

Deferred tax assets (liabilities), net	182,671	178,624
Valuation allowance	(185,897)	(108,758)

Deferred tax assets (liabilities), net after valuation allowance	$(3,226)	$69,866

A rollforward of unrecognized tax benefits for the years ended December 31, 2017, 2016 and 2015 is as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Unrecognized tax benefits beginning of year	$6,425	$5,680	$6,517
Gross change for current year positions	328	549	1,079
Gross change for prior period positions	(105)	1,318	(673)
Gross change due to Tower Acquisition	—	—	1,037
Decrease due to expiration of statutes of limitations	(972)	—	—
Decrease due to settlements and payments	—	(1,122)	(2,280)

Unrecognized tax benefits end of year	$5,676	$6,425	$5,680

The amount of unrecognized tax benefits at December 31, 2017, 2016 and 2015 was $5.7 million, $6.4 million and $5.7 million, respectively, of which $5.0 million, $5.3 million and $4.3 million would impact the Company’s effective tax rate, respectively, if recognized. The Company currently does not believe that the total amount of unrecognized tax benefits will increase or decrease significantly over the next 12 months. Interest expense related to income taxes is included in “Interest expense, net” on the consolidated statements of operations. Net interest expense related to unrecognized tax benefits for the year ended December 31, 2017 was $(24,000), compared to $125,000 in 2016. Accrued interest expense as of December 31, 2017 and 2016 was $0.3 million and $0.4 million, respectively. Income tax penalties are included in “Other income (expense)” on the consolidated statements of operations. Accrued tax penalties of $0.6 million were booked in 2015 related to the 2010-2011 California audit and were paid in 2016.

Tower Holdings, Inc. (“Tower”) is currently under audit for federal income tax by the U.S. Internal Revenue Service (“IRS”) for the tax year ended March 9, 2015, which pre-dates the Company’s acquisition of Tower. The Company and the former stockholders of Tower are currently cooperating with the IRS in connection with the audit. Under the terms of the Stock Purchase Agreement related to the Tower Acquisition, the Company is not responsible for pre-acquisition income tax liabilities. Neither the Company nor any of its other affiliates is currently under audit for federal income tax.

Through March 31, 2017, no provision had been made for U.S. federal deferred income taxes on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiary since it had been the current intention of management to indefinitely reinvest the undistributed earnings in the foreign subsidiary.

As of June 30, 2017, following management’s announcement in May 2017 that it was reviewing potential options to either sell or close the Taiwan manufacturing facility and dissolve operations at Impax Taiwan, the Company changed its assertion related to the accumulated unremitted foreign earnings of its Taiwan subsidiary. The Company was no longer able to assert under ASC 740-30-25 that the unremitted foreign earnings are indefinitely reinvested outside the United States. Accordingly, the Company has recorded a deferred tax liability associated with remitting these earnings back to the United States.

Effect of 2017 Tax Reform Act

On December 22, 2017, the 2017 Tax Reform Act was signed into law. Among other things, the 2017 Tax Reform Act permanently lowers the corporate tax rate to 21% from the existing maximum rate of 35%, effective for tax years including or commencing January 1, 2018. As a result of the reduction of the corporate tax rate to 21%, U.S. GAAP require companies to re-value their deferred tax assets and liabilities as of the date of enactment, with resulting tax effects accounted for in the reporting period of enactment.

In connection with the Company’s initial analysis of the impact of the 2017 Tax Reform Act, the Company recorded a discrete net tax benefit of $0.4 million in the period ending December 31, 2017. This net tax benefit primarily consisted of the corporate rate reduction of $0.5 million and a net expense for the Transition Tax (as described below) of $0.1 million.

Although the Company is able to make a reasonable estimate of the impact of the reduction in its corporate tax rate, due to the 2017 Tax Reform Act, the Company’s estimate may be affected by other analyses related to the 2017 Tax Reform Act, including, but not limited to, the Company’s calculation of deemed repatriation of deferred foreign income and the state tax effect of adjustments made to federal temporary differences. The deemed repatriation transition tax, also referred to as the “Transition Tax”, is a tax on previously untaxed accumulated and current earnings and profits (“E&P”) of a company’s foreign subsidiaries. To determine the amount of the Transition Tax, the Company determined, in addition to other factors, the amount of post-1986 E&P of the Company’s relevant subsidiaries—including Impax Laboratories (Netherlands) CV, Impax (Netherlands) BV, Impax Laboratories Ireland Limited, and Impax Taiwan Inc,—as well as the amount of non-U.S. income taxes paid on such earnings. As such, the Company has made a reasonable estimate of the Transition Tax and recorded a Transition Tax obligation of $0.1 million, however, the Company continues to gather additional information to more precisely compute the amount of the Transition Tax. The Company continues to evaluate legislative changes, regulations, and notices regarding the applicable mechanics of the relevant rules impacting the estimate of the Transition Tax, and, the Company continues to evaluate cash versus non-cash earnings and profits, as the rates differ for the two different categories of earnings and profits.

17. ALLIANCE AND COLLABORATION AGREEMENTS

The Company has entered into several alliance, collaboration, license and distribution agreements, and similar agreements with respect to certain of its products and services, with unrelated third-party pharmaceutical companies. The consolidated statements of operations include revenue recognized under agreements the Company has entered into to develop marketing and/or distribution relationships with its partners to fully leverage the technology platform and revenue recognized under development agreements which generally obligate the Company to provide research and development services over multiple periods.

The Company’s alliance and collaboration agreements often include milestones and provide for milestone payments upon achievement of these milestones. Generally, the milestone events contained in the Company’s alliance and collaboration agreements coincide with the progression of the Company’s products and technologies from pre-commercialization to commercialization.

The Company groups pre-commercialization milestones in its alliance and collaboration agreements into clinical and regulatory categories, each of which may include the following types of events:

Clinical Milestone Events:

•	Designation of a development candidate. Following the designation of a development candidate, generally, IND-enabling animal studies for a new development candidate take 12 to 18 months to complete.

•	Initiation of a Phase I clinical trial. Generally, Phase I clinical trials take one to two years to complete.

•	Initiation or completion of a Phase II clinical trial. Generally, Phase II clinical trials take one to three years to complete.

•	Initiation or completion of a Phase III clinical trial. Generally, Phase III clinical trials take two to four years to complete.

•	Completion of a bioequivalence study. Generally, bioequivalence studies take three months to one year to complete.

Regulatory Milestone Events:

•

Filing or acceptance of regulatory applications for marketing approval such as a New Drug Application in the United States or Marketing Authorization Application in Europe. Generally, it takes six to 12 months to prepare and submit regulatory filings and two months for a regulatory filing to be accepted for substantive review.

•

Marketing approval in a major market, such as the United States or Europe. Generally it takes one to three years after an application is submitted to obtain approval from the applicable regulatory agency.

•

Marketing approval in a major market, such as the United States or Europe for a new indication of an already-approved product. Generally it takes one to three years after an application for a new indication is submitted to obtain approval from the applicable regulatory agency.

Commercialization Milestone Events:

•	First commercial sale in a particular market, such as in the United States or Europe.

•

Product sales in excess of a pre-specified threshold, such as annual sales exceeding $100 million. The amount of time to achieve this type of milestone depends on several factors including but not limited to the dollar amount of the threshold, the pricing of the product and the pace at which customers begin using the product.

License and Distribution Agreement with Shire

In January 2006, the Company entered into a License and Distribution Agreement with an affiliate of Shire Laboratories, Inc., which was subsequently amended (“Prior Shire Agreement”), under which the Company received a non-exclusive license to market and sell an authorized generic of Shire’s Adderall XR® product (“AG Product”) subject to certain conditions, but in any event by no later than January 1, 2010. The Company commenced sales of the AG Product in October 2009. On February 7, 2013, the Company entered into an Amended and Restated License and Distribution Agreement with Shire (the “Amended and Restated Shire Agreement”), which amended and restated the Prior Shire Agreement. Pursuant to the terms of the Amended and Restated Shire Agreement, the

Company is required to pay to Shire a specified profit share based on sales of the AG Product and a specified profit share based on sales of our generic Adderall XR® product. The Company began selling our generic Adderall XR® product during the second quarter of 2016. The Company accrued a profit share payable to Shire of $2.2 million during the year ended December 31, 2017, based on sales of its generic Adderall XR® product and reflecting adjustments for returns and government rebates from its previous sales of the AG Product and of $7.5 million and $19.5 million during the years ended December 31, 2016 and 2015, respectively, based on sales of the AG Product and the Company’s generic Adderall XR® product, in each case with a corresponding charge included in the cost of revenues line in the consolidated statements of operations.

Development, Supply and Distribution Agreement with Tolmar, Inc.

In June 2012, the Company entered into the Tolmar Agreement with Tolmar. Under the terms of the Tolmar Agreement, Tolmar granted to the Company an exclusive license to commercialize up to 11 generic topical prescription drug products, including 10 currently approved products in the United States and its territories; the parties agreed in 2015 to terminate development efforts of one product under the Tolmar Agreement that had been pending approval at the FDA. Under the terms of the Tolmar Agreement, Tolmar is responsible for developing and manufacturing the products, and the Company is responsible for marketing and sale of the products. As of December 31, 2017, the Company was currently marketing and selling four approved products. The Company is required to pay a profit share to Tolmar on sales of each product commercialized pursuant to the terms of the Tolmar Agreement.

The Company paid Tolmar a $21.0 million upfront payment upon signing of the agreement and, pursuant to the terms of the agreement, is also required to make payments to Tolmar up to an aggregate amount of $25.0 million upon the achievement of certain specified milestone events. As of December 31, 2017, the Company had paid a total of $20.0 million to Tolmar upon the achievement of certain specified milestone events, including $12.0 million upon the achievement of a regulatory milestone event and $5.0 million upon the achievement of a commercialization event, and does not currently expect to make any additional milestone payments under the agreement. The Company is required to pay a profit share to Tolmar on sales of the topical products, of which it accrued a profit share payable to Tolmar of $10.0 million, $36.4 million and $77.7 million during the years ended December 31, 2017, 2016 and 2015, respectively, with a corresponding charge included in the cost of revenues line in the Company’s consolidated statement of operations.

The Company entered into a Loan and Security Agreement with Tolmar in March 2012 (the “Tolmar Loan Agreement”), under which the Company agreed to lend to Tolmar one or more loans through December 31, 2014, in an aggregate amount not to exceed $15.0 million. The outstanding principal amount of, including any accrued and unpaid interest on, the loans under the Tolmar Loan Agreement are payable by Tolmar beginning from March 31, 2017 through March 31, 2020 or the maturity date, in accordance with the terms therein. Pursuant to the Tolmar Loan Agreement, Tolmar could prepay all or any portion of the outstanding balance of the loans prior to the maturity date without penalty or premium. In May 2016, Tolmar repaid in full the $15.0 million due to the Company under the Tolmar Loan Agreement.

Strategic Alliance Agreement with Teva

The Company is a party to a Strategic Alliance Agreement dated as of June 27, 2001 with Teva Pharmaceuticals USA, Inc. (“Teva USA”), an affiliate of Teva, which was subsequently amended (“Teva Agreement”). The Teva Agreement commits the Company to develop and manufacture, and Teva to distribute, a specified number of controlled release generic pharmaceutical products (“generic products”), each for a 10-year period. As of December 31, 2017, the Company was supplying Teva with oxybutynin extended release tablets (Ditropan XL® 5 mg, 10 mg and 15 mg extended release tablets); the other products under the Teva Agreement have either been returned to the Company, are being manufactured by Teva at its election, were voluntarily withdrawn from the market or the Company’s obligations to supply such product had expired or were terminated in accordance with the Teva Agreement.

Distribution, License, Development and Supply Agreement with AstraZeneca UK Limited

In January 2012, the Company entered into the AZ Agreement with AstraZeneca and the parties subsequently entered into a First Amendment to the AZ Agreement dated May 31, 2016 (as amended, the “AZ Amendment”). Under the terms of the AZ Agreement, AstraZeneca granted to the Company an exclusive license to commercialize the tablet, orally disintegrating tablet and nasal spray formulations of Zomig® (zolmitriptan) products for the treatment of migraine headaches in the United States and in certain U.S. territories, except during an initial transition period when AstraZeneca fulfilled all orders of Zomig® products on the Company’s behalf and AstraZeneca paid to the Company the gross profit on such Zomig® products. Under the terms of the AZ Amendment, under certain conditions and depending on the nature and terms of the study agreed to with the FDA, the Company agreed to conduct, at its own expense, the juvenile toxicity study and pediatric study required by the FDA under the Pediatric Research Equity Act (“PREA”) for approval of the nasal formulation of Zomig® for the acute treatment of migraine in pediatric patients ages six through eleven years old, as further described in the study protocol mutually agreed to by the parties (the “PREA Study”). In consideration for the Company conducting the PREA Study at its own expense, the AZ Amendment provides for the total royalty payments payable by the Company to AstraZeneca on net sales of Zomig® products under the AZ Agreement to be reduced by certain specified amounts beginning from the quarter ended June 30, 2016 and through the quarter ended December 31, 2020, with such reduced royalty amounts totaling an aggregate amount of $30.0 million. In the event the royalty reduction amounts exceed the royalty payments payable by the Company to AstraZeneca pursuant to the AZ Agreement in any given quarter, AstraZeneca will be required to pay the Company an amount equal to the difference between the royalty reduction amount and the royalty payment payable by the Company to AstraZeneca. The Company’s commitment to perform the PREA Study may be terminated, without penalty, under certain circumstances as set forth in the AZ Amendment.

In May 2013, the Company’s exclusivity period for branded Zomig® tablets and orally disintegrating tablets expired and the Company launched authorized generic versions of those products in the United States. As discussed above, pursuant to the AZ Amendment, the total royalty payments payable by the Company to AstraZeneca on net sales of Zomig® products under the AZ Agreement is reduced by certain specified amounts beginning from the quarter ended June 30, 2016 and through the quarter ended December 31, 2020, with such reduced royalty amounts totaling an aggregate amount of $30.0 million. The Company accrued a royalty payable to AstraZeneca of $17.8 million, $17.2 million and $16.8 million for the years ended December 31, 2017, 2016 and 2015, respectively, with a corresponding charge included in the cost of revenues line on the consolidated statements of operations.

Mebendazole Product Acquisition Agreement with Teva Pharmaceuticals USA, Inc.

In August 2013, the Company, through its Amedra Pharmaceuticals subsidiary, entered into a product acquisition agreement (the “Mebendazole Product Acquisition Agreement”) with Teva pursuant to which the Company acquired the assets (including the ANDA and other regulatory materials) and related liabilities related to Teva’s mebendazole tablet product in all dosage forms. Pursuant to the Mebendazole Product Acquisition Agreement, the Company was required to pay certain milestone payments up to an aggregate amount of $3.5 million upon the approval and launch of the mebendazole tablet product; the Company paid the $3.5 million to Teva during the quarter ended March 31, 2016 upon the FDA’s approval and the Company’s subsequent launch of Emverm® (mebendazole) 100 mg chewable tablets. The Company is also obligated to pay Teva a royalty payment based on net sales of Emverm®, including a specified annual minimum royalty payment, subject to customary reductions and the other terms and conditions set forth in the Mebendazole Product Acquisition Agreement.

18. COMMITMENTS AND CONTINGENCIES

Executive Employment Agreements

The Company is a party to employment and separation agreements with certain members of its executive management team that provide for severance and other payments following termination of their employment for various reasons.

Lease Agreements

The Company leases land, office space, manufacturing, warehouse and research and development facilities, and equipment under non-cancelable operating leases expiring between January 2018 and December 2027. Rent expense for the years ended December 31, 2017, 2016 and 2015 was $5.2 million, $4.9 million and $4.1 million, respectively. The Company recognizes rent expense on a straight-line basis over the lease period. The Company also leases certain equipment under various non-cancelable operating leases with various expiration dates between April 2018 and July 2022. Future minimum lease payments under the non-cancelable operating leases are as follows (in thousands):

Years ending December 31,
2018	$5,575
2019	3,740
2020	2,578
2021	2,551
2022	2,585
Thereafter	11,113

Total minimum lease payments	$28,142

Purchase Order Commitments

As of December 31, 2017, the Company had $108.1 million of open purchase order commitments, primarily for raw materials. The terms of these purchase order commitments are generally less than one year in duration.

19. LEGAL AND REGULATORY MATTERS

Patent Litigation

There is substantial litigation in the pharmaceutical, biological, and biotechnology industries with respect to the manufacture, use, and sale of new products which are the subject of conflicting patent and intellectual property claims. One or more patents often cover the brand name products for which the Company is developing generic versions and the Company typically has patent rights covering the Company’s branded products.

Under federal law, when a drug developer files an ANDA for a generic drug seeking approval before expiration of a patent, which has been listed with the FDA as covering the brand name product, the developer must certify its product will not infringe the listed patent(s) and/or the listed patent is invalid or unenforceable (commonly referred to as a “Paragraph IV” certification). Notices of such certification must be provided to the patent holder, who may file a suit for patent infringement within 45 days of the patent holder’s receipt of such notice. If the patent holder files suit within the 45 day period, the FDA can review and approve the ANDA, but is prevented from granting final marketing approval of the product until a final judgment in the action has been rendered in favor of the generic drug developer, or 30 months from the date the notice was received, whichever is sooner. The Company’s generic products division is typically subject to patent infringement litigation brought by branded pharmaceutical manufacturers in connection with the Company’s Paragraph IV certifications seeking an order delaying the approval of the Company’s ANDA until expiration of the patent(s) at issue in the litigation. Likewise, the Company’s branded products division is currently involved in patent infringement litigation against generic drug manufacturers who have filed Paragraph IV certifications to market their generic drugs prior to expiration of the Company’s patents at issue in the litigation.

The uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. For the Company’s generic products division, the potential consequences in the event of an unfavorable outcome in such litigation include delaying launch of its generic products until patent expiration. If the Company were to launch its generic product prior to successful resolution of a patent litigation, the Company could be liable for potential damages measured by the profits lost by the branded product manufacturer rather than the profits earned by the Company if we are found to infringe a valid, enforceable patent. For the Company’s branded products division, an unfavorable outcome may significantly accelerate generic competition ahead of expiration of the patents covering the Company’s branded products. All such litigation typically involves significant expense.

The Company is generally responsible for all of the patent litigation fees and costs associated with current and future products not covered by its alliance and collaboration agreements. The Company has agreed to share legal expenses with respect to third-party and Company products under the terms of certain of the alliance and collaboration agreements. The Company records the costs of patent litigation as expense in the period when incurred for products it has developed, as well as for products which are the subject of an alliance or collaboration agreement with a third-party.

Although the outcome and costs of the asserted and unasserted claims is difficult to predict, based on the information presently known to management, the Company does not currently expect the ultimate liability, if any, for such matters to have a material adverse effect on its business, financial condition, results of operations, or cash flows.

Patent Infringement Litigation

Endo Pharmaceuticals Inc. and Grunenthal GmbH v. Impax Laboratories, Inc. and ThoRx Laboratories, Inc. (Oxymorphone hydrochloride); Endo Pharmaceuticals Inc. and Grunenthal GmbH v. Impax Laboratories, Inc. (Oxymorphone hydrochloride)

In November 2012, Endo Pharmaceuticals, Inc. and Grunenthal GmbH filed suit against ThoRx Laboratories, Inc., a wholly owned subsidiary of the Company (“ThoRx”), and the Company in the U.S. District Court for the Southern District of New York alleging patent infringement based on the filing of ThoRx’s ANDA relating to Oxymorphone hydrochloride, Extended Release tablets, 5 mg, 7.5 mg, 10 mg, 15 mg, 20 mg, 30 mg and 40 mg, generic to Opana ER®. In January 2013, Endo filed a separate suit against the Company in the U.S. District Court for the Southern District of New York alleging patent infringement based on the filing of the Company’s ANDA relating to the same products. ThoRx and the Company filed an answer and counterclaims to the November 2012 suit and the Company filed an answer and counterclaims with respect to the January 2013 suit. A bench trial was completed in April 2015. In June 2016, the Court entered an amended judgment in both cases that the products described in the Company’s and ThoRx’s ANDAs would, if marketed, infringe certain claims of the patents asserted by Endo and Grunenthal. The Court also found that the asserted claims of patents owned by Endo were not invalid, but that the asserted claims of patents owned by Grunenthal were invalid. As a result, the Court enjoined the Company and ThoRx from marketing their products until expiration of the Endo patents in 2023. The Company and ThoRx are appealing the Court’s judgment.

In November 2014, Endo Pharmaceuticals Inc. and Mallinckrodt LLC filed suit against the Company in the U.S. District Court for the District of Delaware making additional allegations of patent infringement based on the filing of the Company’s Oxymorphone hydrochloride ANDA described above. Also in November 2014, Endo and Mallinckrodt filed a separate suit in the U.S. District Court for the District of Delaware making additional allegations of patent infringement based on the filing of ThoRx’s Oxymorphone hydrochloride ANDA described above. ThoRx and the Company filed an answer and counterclaim to those suits in which they are named as a defendant. The cases are currently stayed.

Impax Laboratories Inc., et al. v. Lannett Holdings, Inc. and Lannett Company (Zomig®)

In July 2014, the Company filed suit against Lannett Holdings, Inc. and Lannett Company (collectively, “Lannett”) in the United States District Court for the District of Delaware, alleging patent infringement based on the filing of the Lannett ANDA relating to Zolmitriptan Nasal Spray, 5mg, generic to Zomig® Nasal Spray. The case went to trial in September 2016. On March 29, 2017, the District Court issued a Trial Opinion finding the asserted patents valid and infringed. On April 17, 2017, the District Court entered a Final Judgment and Injunction that, inter alia, bars FDA approval of Lannett’s proposed generic product prior to May 29, 2021. On May 12, 2017, Lannett filed a Notice of Appeal with the United States Court of Appeals for the Federal Circuit. Briefing of Lannett’s appeal has been completed and oral argument is scheduled for April 5, 2018.

Impax Laboratories Inc., et al. v. Par Pharmaceutical, Inc. (Zomig®)

On September 23, 2016, the Company filed suit against Par Pharmaceutical, Inc. (“Par”) in the United States District Court for the District of Delaware, alleging patent infringement based on the filing of the Par ANDA relating to Zolmitriptan Nasal Spray, 2.5 mg and 5 mg, generic to Zomig® Nasal Spray. On October 12, 2016, the parties stipulated to stay the case pending the outcome of the related case, Impax Laboratories Inc., et al. v. Lannett matter described above. On April 24, 2017, the parties stipulated that the stay shall remain in effect until the Impax Laboratories Inc., et al. v. Lannett matter is fully resolved. As such, Par has not yet filed an answer or counterclaims to the Company’s complaint. The 30-month stay of approval for applicable to the Par ANDA has been tolled pending resumption of this case.

Impax Laboratories Inc., et al. v. Actavis Laboratories, Inc. and Actavis Pharma Inc. (Rytary®)

In September 2015, the Company filed suit against Actavis Laboratories, Inc. and Actavis Pharma Inc. (collectively, “Actavis”) in the United States District Court for the District of New Jersey, alleging patent infringement of U.S. Patent Nos. 7,094,427; 8,377,474; 8,454,998; 8,557,283; 9,089,607; 9,089,608, based on the filing of the Actavis ANDA relating to carbidopa and levodopa extended release capsules, generic to Rytary®. The Company filed related actions alleging infringement of later-issued U.S. Patent No. 9,463,246 in December 2016 and of later-issued U.S. Patent No. 9,533,046 in May 2017. Both related actions were consolidated with the lead action. On December 15, 2017, the Patent and Trademark Office issued an Ex Parte Reexamination Certificate canceling all claims of the ‘427 patent; the parties subsequently stipulated to dismiss with prejudice all claims and counterclaims relating to the ‘427 patent. Fact discovery and claim construction briefing have concluded and a claim construction hearing was held on April 26, 2017. On May 9, 2017, the District Court issued a decision interpreting certain claim terms in dispute in the litigation. Subject to reservation of all rights to appeal the Court’s May 9, 2017 decision, the parties stipulated to dismiss without prejudice all claims and counterclaims relating to the ‘474, ‘998, and ‘607 patents, and the Court entered an order recognizing this stipulation on June 8, 2017. The parties have completed expert discovery and Actavis filed a summary judgment motion on October 23, 2017. Briefing on the summary judgment motion is complete and an oral hearing is scheduled for February 27, 2018. On February 20, 2018, the Court issued an order setting trial for March 6, 2018. On February 23, 2018, the parties filed a joint letter requesting a trial date in the first two weeks of May 2018. The Court has not yet responded to the parties’ letter.

Impax Laboratories, Inc. v. Sandoz Inc. (Rytary®)

On March 31, 2017, the Company filed suit against Sandoz Inc. in the United States District Court for the District of New Jersey, alleging infringement of U.S. Patent Nos. 7,094,427; 8,377,474; 8,454,998; 8,557,283; 9,089,607; 9,089,608; 9,463,246; and 9,533,046, based on the filing of Sandoz’s ANDA relating to carbidopa and levodopa extended release capsules, generic to Rytary®. Sandoz has not yet answered or otherwise responded to the Complaint.

Impax Laboratories, Inc. v. Zydus Pharmaceuticals USA, Inc. and Cadila Healthcare Ltd. (Rytary®)

On December 21, 2017, the Company filed suit against Zydus Pharmaceuticals USA, Inc. and Cadila Healthcare Ltd. (collectively, “Zydus”) in the United States District Court for the District of New Jersey, alleging infringement of U.S. Patent No. 9,089,608, based on the filing of Zydus’s ANDA relating to carbidopa and levodopa extended release capsules, generic to Rytary®. Zydus has not yet answered or otherwise responded to the Complaint.

Bristol-Myers Squibb Company, et al. v. Impax Laboratories, Inc. (Apixiban)

On April 10, 2017, Bristol-Myers Squibb Company and Pfizer Inc. filed suit against the Company in the United States District Court for the District of Delaware alleging patent infringement based on the filing of the Company’s ANDA related to Apixaban Tablets, 2.5 mg and 5 mg, generic to Eliquis®. The Company responded to the complaint on June 2, 2017 and Plaintiffs further responded on June 22, 2017. On September 22, 2017, the parties jointly filed a proposed schedule with the Court, proposing that the Company’s case and a number of related cases be consolidated. On November 3, 2017, the Court consolidated the related cases and set the case schedule. Trial is scheduled for October 15, 2019.

Biogen MA Inc. v. Impax Laboratories, Inc. (Dimethyl Fumarate)

On June 26, 2017, Biogen MA Inc. filed suit against the Company in the U.S. District Court for the District of Delaware alleging patent infringement based on the filing of the Company’s ANDA relating to Dimethyl Fumarate 120 and 240 mg capsules, generic to Tecfidera®. The Company answered the complaint on October 16, 2017. On February 2, 2017, the Court consolidated the related cases and set the case schedule. Trial is scheduled for December 9, 2019.

Other Litigation Related to the Company’s Business

Solodyn® Antitrust Class Actions

From July 2013 to January 2016, 18 complaints were filed as class actions on behalf of direct and indirect purchasers, as well as by certain direct purchasers, against manufacturers of the brand drug Solodyn® and its generic equivalents, including the Company.

On July 22, 2013, Plaintiff United Food and Commercial Workers Local 1776 & Participating Employers Health and Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On July 23, 2013, Plaintiff Rochester Drug Co-Operative, Inc., a direct purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On August 1, 2013, Plaintiff International Union of Operating Engineers Local 132 Health and Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Northern District of California on behalf of itself and others similarly situated. On August 29, 2013, this Plaintiff withdrew its complaint from the United States District Court for the Northern District of California, and on August 30, 2013, re-filed the same complaint in the United States Court for the Eastern District of Pennsylvania, on behalf of itself and others similarly situated.

On August 9, 2013, Plaintiff Local 274 Health & Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On August 12, 2013, Plaintiff Sheet Metal Workers Local No. 25 Health & Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On August 27, 2013, Plaintiff Fraternal Order of Police, Fort Lauderdale Lodge 31, Insurance Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On August 29, 2013, Plaintiff Heather Morgan, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On August 30, 2013, Plaintiff Plumbers & Pipefitters Local 178 Health & Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On September 9, 2013, Plaintiff Ahold USA, Inc., a direct purchaser, filed a class action complaint in the United States District Court for the District of Massachusetts on behalf of itself and others similarly situated.

On September 24, 2013, Plaintiff City of Providence, Rhode Island, an indirect purchaser, filed a class action complaint in the United States District Court for the District of Arizona on behalf of itself and others similarly situated.

On October 2, 2013, Plaintiff International Union of Operating Engineers Stationary Engineers Local 39 Health & Welfare Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the District of Massachusetts on behalf of itself and others similarly situated.

On October 7, 2013, Painters District Council No. 30 Health and Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the District of Massachusetts on behalf of itself and others similarly situated.

On October 25, 2013, Plaintiff Man-U Service Contract Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On March 13, 2014, Plaintiff Allied Services Division Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the District of Massachusetts on behalf of itself and others similarly situated.

On March 19, 2014, Plaintiff NECA-IBEW Welfare Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the District of Massachusetts on behalf of itself and others similarly situated.

On February 25, 2014, the United States Judicial Panel on Multidistrict Litigation ordered the pending actions transferred to the District of Massachusetts for coordinated pretrial proceedings, as In Re Solodyn (Minocycline Hydrochloride) Antitrust Litigation.

On March 26, 2015, Walgreen Co., The Kruger Co., Safeway Inc., HEB Grocery Company L.P., Albertson’s LLC, direct purchasers, filed a separate complaint in the United States District Court for the Middle District of Pennsylvania. On April 8, 2015, the Judicial Panel on Multi-District Litigation ordered the action be transferred to the District of Massachusetts, to be coordinated or consolidated with the coordinated proceedings. The original complaint filed by the plaintiffs asserted claims only against defendant Medicis. On October 5, 2015, the plaintiffs filed an amended complaint asserting claims against the Company and the other generic defendants.

On April 16, 2015, Rite Aid Corporation and Rite Aid Hdqtrs. Corp, direct purchasers, filed a separate complaint in the United States District Court for the Middle District of Pennsylvania. On May 1, 2015, the Judicial Panel on Multi-District Litigation ordered the action be transferred to the District of Massachusetts, to be coordinated or consolidated with the coordinated proceedings. The original complaint filed by the plaintiffs asserted claims only against defendant Medicis. On October 5, 2015, the plaintiffs filed an amended complaint asserting claims against the Company and the other generic defendants.

On January 25, 2016, CVS Pharmacy, Inc., a direct purchaser, filed a separate complaint in the United States District Court for the Middle District of Pennsylvania. On February 11, 2016, the Judicial Panel on Multi-District Litigation ordered the action to be transferred to the District of Massachusetts to be coordinated or consolidated with the coordinated proceedings.

The consolidated amended complaints allege that Medicis engaged in anticompetitive schemes by, among other things, filing frivolous patent litigation lawsuits, submitting frivolous Citizen Petitions, and entering into anticompetitive settlement agreements with several generic manufacturers, including the Company, to delay generic competition of Solodyn® and in violation of state and federal antitrust laws. Plaintiffs seek, among other things, unspecified monetary damages and equitable relief, including disgorgement and restitution. On August 14, 2015, the District Court granted in part and denied in part defendants’ motion to dismiss the consolidated amended complaints. On October 16, 2017, the Court certified the Direct Purchaser Plaintiffs’ and End-Payor Plaintiffs’ classes. On October 30, 2017, the Company filed a petition for interlocutor appeal challenging the Court’s certification of the End-Payor Plantiffs’ class. On January 25, 2018, the Court denied Plaintiffs’ and the Company’s summary judgment motions. Trial is currently set for March 12, 2018.

Opana ER® FTC Antitrust Suit

On February 25, 2014, the Company received a Civil Investigative Demand (“CID”) from the FTC concerning its investigation into the drug Opana® ER and its generic equivalents. On March 30, 2016, the FTC filed a complaint against the Company, Endo, and others in the United States District Court for the Eastern District of Pennsylvania, alleging that the Company and Endo violated antitrust laws when they entered into a June 2010 co-promotion and development agreement and a June 2010 settlement agreement that resolved patent litigation in connection with the submission of the Company’s ANDA for generic original Opana® ER. In July 2016, the defendants filed a motion to dismiss the complaint, and a motion to sever the claims regarding Opana® ER from claims with respect to a separate settlement agreement that was challenged by the FTC. On October 20, 2016, the Court granted the motion to sever, formally terminating the suit against the Company, with an order that the FTC re-file no later than November 3, 2016 and dismissed the motion to dismiss as moot. On October 25, 2016, the FTC filed a notice of voluntary dismissal. On January 19, 2017, the FTC filed a Part 3 Administrative complaint against the Company with similar allegations regarding the Company’s June 2010 settlement agreement with Endo that resolved patent litigation in connection with the submission of the Company’s ANDA for generic original Opana® ER. The Company filed its answer to the Administrative Complaint on February 7, 2017. Trial concluded on November 15, 2017. Post-trial briefing is complete and closing arguments were held February 15, 2018. A decision is pending.

Opana ER® Antitrust Class Actions

From June 2014 to April 2015, 14 complaints were filed as class actions on behalf of direct and end-payor (indirect) purchasers, as well as by certain direct purchasers, against the manufacturer of the brand drug Opana ER® and the Company.

On June 4, 2014, Plaintiff Fraternal Order of Police, Miami Lodge 20, Insurance Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On June 4, 2014, Plaintiff Rochester Drug Co-Operative, Inc., a direct purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On June 6, 2014, Plaintiff Value Drug Company, a direct purchaser, filed a class action complaint in the United States District Court for the Northern District of California on behalf of itself and others similarly situated. On June 26, 2014, this Plaintiff withdrew its complaint from the United States District Court for the Northern District of California, and on July 16, 2014, re-filed the same complaint in the United States District Court for the Northern District of Illinois, on behalf of itself and others similarly situated.

On June 19, 2014, Plaintiff Wisconsin Masons’ Health Care Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Northern District of Illinois on behalf of itself and others similarly situated.

On July 17, 2014, Plaintiff Massachusetts Bricklayers, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On August 11, 2014, Plaintiff Pennsylvania Employees Benefit Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Northern District of Illinois on behalf of itself and others similarly situated.

On September 19, 2014, Plaintiff Meijer Inc., a direct purchaser, filed a class action complaint in the United States District Court for the Northern District of Illinois on behalf of itself and others similarly situated.

On October 3, 2014, Plaintiff International Union of Operating Engineers, Local 138 Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Northern District of Illinois on behalf of itself and others similarly situated.

On November 17, 2014, Louisiana Health Service & Indemnity Company d/b/a Blue Cross and Blue Shield of Louisiana, an indirect purchaser, filed a class action complaint in the United States District Court for the Middle District of Louisiana on behalf of itself and others similarly situated.

On December 12, 2014, the United States Judicial Panel on Multidistrict Litigation ordered the pending actions transferred to the Northern District of Illinois for coordinated pretrial proceedings, as In Re Opana ER Antitrust Litigation.

On December 19, 2014, Plaintiff Kim Mahaffay, an indirect purchaser, filed a class action complaint in the Superior Court of the State of California, Alameda County, on behalf of herself and others similarly situated. On January 27, 2015, the Defendants removed the action to the United States District Court for the Northern District of California.

On January 12, 2015, Plaintiff Plumbers & Pipefitters Local 178 Health & Welfare Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Northern District of Illinois on behalf of itself and others similarly situated.

On March 26, 2015 Walgreen Co., The Kruger Co., Safeway Inc., HEB Grocery Company L.P., Albertson’s LLC, direct purchasers, filed a separate complaint in the United States District Court for the Northern District of Illinois.

On April 23, 2015, Rite Aid Corporation and Rite Aid Hdqtrs. Corp, direct purchasers, filed a separate complaint in the United States District Court for the Northern District of Illinois.

In each case, the complaints allege that Endo engaged in an anticompetitive scheme by, among other things, entering into an anticompetitive settlement agreement with the Company to delay generic competition of Opana ER® and in violation of state and federal antitrust laws. Plaintiffs seek, among other things, unspecified monetary damages and equitable relief, including disgorgement and restitution. Consolidated amended complaints were filed on May 4, 2015 by direct purchaser plaintiffs and end-payor (indirect) purchaser plaintiffs.

On July 3, 2015, defendants filed motions to dismiss the consolidated amended complaints, as well as the complaints of the “Opt-Out Plaintiffs” (Walgreen Co., The Kruger Co., Safeway Inc., HEB Grocery Company L.P., Albertson’s LLC, Rite Aid Corporation and Rite Aid Hdqtrs. Corp.).

On February 1, 2016, CVS Pharmacy, Inc. filed a complaint in the United States District Court for the Northern District of Illinois. The parties agreed that CVS Pharmacy, Inc. would be bound by the court’s ruling on the defendants’ motion to dismiss the Opt-Out Plaintiffs’ complaints.

On February 10, 2016, the court granted in part and denied in part defendants’ motion to dismiss the end-payor purchaser plaintiffs’ consolidated amended complaint, and denied defendants’ motion to dismiss the direct purchaser plaintiffs’ consolidated amended complaint. The end-payor purchaser plaintiffs have filed a second consolidated amended complaint and the Company has moved to dismiss certain state law claims.

On February 25, 2016, the court granted defendants’ motion to dismiss the Opt-Out Plaintiffs’ complaints, with leave to amend. The Opt-Out Plaintiffs and CVS Pharmacy, Inc. have filed amended complaints and the Company has filed its answer.

Discovery is ongoing. No trial date has been scheduled.

United States Department of Justice Investigations

Previously on November 6, 2014, the Company disclosed that one of its sales representatives received a grand jury subpoena from the Antitrust Division of the United States Justice Department (the “Justice Department”). In connection with this same investigation, on March 13, 2015, the Company received a grand jury subpoena from the Justice Department requesting the production of information and documents regarding the sales, marketing, and pricing of certain generic prescription medications. In particular, the Justice Department’s investigation currently focuses on four generic medications: digoxin tablets, terbutaline sulfate tablets, prilocaine/lidocaine cream, and calcipotriene topical solution. The Company has been cooperating and intends to continue cooperating with the investigation. However, no assurance can be given as to the timing or outcome of the investigation.

Attorney General of the State of Connecticut Interrogatories and Subpoena Duces Tecum

On July 14, 2014, the Company received a subpoena and interrogatories (the “Subpoena”) from the State of Connecticut Attorney General (“Connecticut AG”) concerning its investigation into sales of the Company’s generic product, digoxin. According to the Connecticut AG, the investigation is to determine whether anyone engaged in a contract, combination or conspiracy in restraint of trade or commerce which has the effect of (i) fixing, controlling or maintaining prices or (ii) allocating or dividing customers or territories relating to the sale of digoxin in violation of Connecticut state antitrust law. The Company intends to cooperate with the Connecticut AG in producing documents and information in response to the Subpoena. To the knowledge of the Company, no proceedings by the Connecticut AG have been initiated against the Company at this time; however no assurance can be given as to the timing or outcome of this investigation.

In re Generic Pharmaceuticals Pricing Antitrust Litigation

From March 2016 to April 2017, 22 complaints were filed as class actions on behalf of direct and indirect purchasers against manufacturers of generic digoxin and doxycycline and the Company alleging a conspiracy to fix, maintain and/or stabilize prices of these generic products. From January 2017 to April 2017, three complaints were filed on behalf of indirect purchasers against manufacturers of generic lidocaine/prilocaine and the Company alleging a conspiracy to fix, maintain and/or stabilize prices of these generic products.

On March 2, 2016, Plaintiff International Union of Operating Engineers Local 30 Benefits Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated. The plaintiff filed an amended complaint on June 9, 2016.

On March 25, 2016, Plaintiff Tulsa Firefighters Health and Welfare Trust, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On March 25, 2016, Plaintiff NECA-IBEW Welfare Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On April 4, 2016, Plaintiff Pipe Trade Services MN, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On April 25, 2016, Plaintiff Edward Carpinelli, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On April 27, 2016, Plaintiff Fraternal Order of Police, Miami Lodge 20, Insurance Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On May 2, 2016, Plaintiff Nina Diamond, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On May 5, 2016, Plaintiff UFCW Local 1500 Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On May 6, 2016, Plaintiff Minnesota Laborers Health and Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On May 12, 2016, Plaintiff the City of Providence, Rhode Island, an indirect purchaser, filed a class action complaint in the United States District Court for the District of Rhode Island on behalf of itself and others similarly situated.

On May 18, 2016, Plaintiff KPH Healthcare Services, Inc. a/k/a Kinney Drugs, Inc., a direct purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On May 19, 2016, Plaintiff Philadelphia Federation of Teachers Health and Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On June 8, 2016, Plaintiff United Food & Commercial Workers and Employers Arizona Health and Welfare Trust, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On June 17, 2016, Plaintiff Ottis McCrary, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On June 20, 2016, Plaintiff Rochester Drug Co-Operative, Inc., a direct purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On June 27, 2016, Plaintiff César Castillo Inc., a direct purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On June 29, 2016, Plaintiff Plumbers & Pipefitters Local 33 Health and Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On July 1, 2016, Plaintiff Plumbers & Pipefitters Local 178 Health and Welfare Trust Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On July 15, 2016, Plaintiff Ahold USA, Inc., a direct purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On September 7, 2016, Plaintiff United Here Health, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On September 20, 2016, Plaintiff Valerie Velardi, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated.

On January 13, 2017, Plaintiff International Union of Operating Engineers Local 30 Benefits Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated against manufacturers of generic lidocaine/prilocaine and the Company alleging a conspiracy to fix, maintain and/or stabilize prices of this generic drug.

On April 17, 2017, Plaintiff UFCW Local 1500 Welfare Fund, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated against manufacturers of generic lidocaine/prilocaine and the Company alleging a conspiracy to fix, maintain and/or stabilize prices of this generic drug.

On April 25, 2017, Plaintiff Louisiana Health Service Indemnity Company, an indirect purchaser, filed a class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of itself and others similarly situated against manufacturers of generic lidocaine/prilocaine and the Company alleging a conspiracy to fix, maintain and/or stabilize prices of this generic drug.

On May 19, 2016, several indirect purchaser plaintiffs filed a motion with the Judicial Panel on Multidistrict Litigation to transfer and consolidate the actions in the United States District Court for the Eastern District of Pennsylvania. The Judicial Panel ordered the actions consolidated in the Eastern District of Pennsylvania and ordered that the actions be renamed “In re Generic Digoxin and Doxycycline Antitrust Litigation”. On January 27, 2017, plaintiffs filed two consolidated class action complaints. With respect to doxycycline, the plaintiffs dropped their allegations against the Company. On March 28, 2017, the Company, separately and along with other defendants, filed motions to dismiss the digoxin class action complaint. On April 6, 2017, the Judicial Panel on Multidistrict Litigation ordered the consolidation of all civil actions involving allegations of antitrust conspiracies in the generic pharmaceutical industry regarding 18 generic drugs to the Eastern District of Pennsylvania. The consolidated actions have been renamed In re Generic Pharmaceuticals Pricing Antitrust Litigation. On October 6, 2017, the Company filed a motion to dismiss the digoxin complaint. Briefing on the motion to dismiss is complete and a decision is pending.

On January 19, 2018, Plaintiffs The Kroger Co., Albertsons Companies, LLC, and H.E. Butt Grocery Company L.P., opt-outs, filed a complaint in the United States District Court for the Eastern District of Pennsylvania against 35 companies, including the Company, alleging a conspiracy to fix, maintain and/or stabilize prices of thirty drugs and specifically digoxin and lidocaine/prilocaine with respect to the Company. No schedule has been set.

AWP Litigation

On December 30, 2015, Plumbers’ Local Union No. 690 Health Plan and others similarly situated filed a class action against several generic drug manufacturers, including the Company, in the Court of Common Pleas of Philadelphia County, First Judicial District of Pennsylvania, Civil Trial Division, alleging that the Company and others violated the law, including the Pennsylvania Unfair Trade Practices and Consumer Protection law, by inflating the Average Wholesale Price (“AWP”) of certain generic drugs. The case has since been removed to federal court in the United States District Court for the Eastern District of Pennsylvania. By virtue of an amended complaint filed on March 29, 2016, the suit has been amended to comprise a nationwide class of third party payors that allegedly reimbursed or purchased certain generic drugs based on AWP and to assert causes of action under the laws of other states in addition to Pennsylvania. On May 17, 2016, this case was stayed. On January 18, 2017, the Company, along with the other defendants, filed a joint motion to dismiss the complaint. On September 15, 2017, the Court dismissed the complaint with prejudice. The time period to file an appeal has elapsed.

On February 5, 2016, Delaware Valley Health Care Coalition filed a lawsuit based on substantially similar allegations in the Court of Common Pleas of Philadelphia County, First Judicial District of Pennsylvania, Civil Trial Division that seeks declaratory judgment. On May 20, 2016, this case was stayed pending resolution of the federal court action described above.

Impax Laboratories, Inc. v. Turing Pharmaceuticals AG

On May 2, 2016, the Company filed suit against Turing Pharmaceuticals AG (“Turing”) in the United States District Court for the Southern District of New York alleging breach of the terms of the contract by which Turing purchased from the Company the right to sell the drug Daraprim®, as well as the right to sell certain Daraprim® inventory (the “Purchase Agreement”). Specifically, the Company seeks (i) a declaratory judgment that the Company may revoke Turing’s right to sell Daraprim® under the Company’s labeler code and national drug codes; (ii) specific performance to require Turing to comply with its obligations under the Purchase Agreement for past due reports and for reports going forward; and (iii) money damages to remedy Turing’s failure to reimburse the Company for chargebacks and Medicaid rebate liability when due, currently in excess of $40.9 million, and for future amounts that may be due. Turing has filed its answer and a counterclaim against the Company alleging breach of contract and breach of the duty of good faith and fair dealing. Discovery is closed. On October 14, 2016, the Company filed a motion for summary judgment. The District Court issued its order on September 29, 2017. The Court found that Turing breached the Purchase Agreement by failing to reimburse the Company for Medicaid rebate liability, however, the Court also found that the Company breached the Purchase Agreement by not filing a restatement with the Centers for Medicare and Medicaid Services at Turing’s request. Therefore, the Company was not entitled to damages. On October 13, 2017, the Company filed a Motion for Clarification / Reconsideration of the Summary Judgment Order. Briefing on the motion is complete and a decision is pending.

Telephone Consumer Protection Act Cases

On January 31, 2017, Plaintiff Family Medicine Pharmacy LLC filed a class action complaint in the United States District Court for the Southern District of Alabama on behalf of itself and others similarly situated against the Company alleging violation of the Telephone Consumer Protection Act, as amended by the Junk Fax Prevention Act of 2005 (the “Telephone Consumer Protection Act”). On March 27, 2017, the Company filed a motion to dismiss the complaint and plaintiff filed an amended complaint on April 10, 2017. On July 18, 2017, the parties reached an agreement in principle regarding the class settlement. On September 29, 2017, the District Court preliminarily approved the proposed class settlement. The Court is scheduled to hold a hearing on March 6, 2018 regarding the final approval of the proposed class settlement.

On February 14, 2017, Plaintiff Medicine To Go Pharmacies, Inc. filed a class action complaint in the United States District Court for the District of New Jersey on behalf of itself and others similarly situated against the Company alleging violation of the Telephone Consumer Protection Act. On April 17, 2017, the Company filed a motion to dismiss, transfer, or stay this case in light of the first-filed case described above. This case was transferred to the Southern District of Alabama. On September 15, 2017, the Court stayed this matter pending the final approval of the class settlement described above.

Securities Class Action

On April 17, 2017, Lead Plaintiff New York Hotel Trades Council & Hotel Association of New York City, Inc. Pension Fund filed an amended class action complaint in the United States District Court for the Northern District of California on behalf of itself and others similarly situated against the Company alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5. The Company filed its motion to dismiss the amended complaint on June 1, 2017 and briefing has been completed.

Shareholder Derivative Action

On February 22, 2017, Plaintiff Ed Lippman filed a shareholder derivative complaint in the Superior Court for the State of California in the County of Alameda on behalf of the Company against former executives, a current executive, and certain current members of the board of directors alleging breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and corporate waste. This matter has been stayed pending the securities class action referenced above.

Teva v. Impax Laboratories, Inc.

On February 15, 2017, Plaintiffs Teva Pharmaceuticals USA, Inc. and Teva Pharmaceuticals Curacao N.V. (“Teva”) filed a Praecipe to Issue Writ of Summons and Writ of Summons (precursor to a complaint) in the Philadelphia County Court of Common Pleas against the Company alleging that the Company breached the Strategic Alliance Agreement between the parties by not indemnifying Teva in its two litigations with GlaxoSmithKline LLC regarding Wellbutrin® XL. The Company filed a Motion to Disqualify Teva’s counsel related to the matter, and on August 23, 2017, the Court denied the Company’s motion. Following the Court’s order, Teva filed its complaint. The Company has filed its appeal regarding the disqualification order, and oral argument will be held on April 10, 2018. The matter is currently stayed.

California Wage and Hour Class Action

On August 3, 2017, Plaintiff Emielou Williams filed a class action complaint in the Superior Court for the State of California in the County of Alameda on behalf of herself and others similarly situated against the Company alleging violation of California Business and Professions Code section 17200 by violating various California wage and hour laws. On October 10, 2017, the Company filed a Demurrer and Motion to Strike Class Allegations. On December 12, 2017, the Court overruled the Company’s Demurrer to Plaintiff’s individual claims, however, it struck all of Plaintiff’s class allegations. Discovery is ongoing.

Securities Class Actions

On December 12, 2017 and December 14, 2017, Plaintiffs Susan Vana and David Stone, respectively, filed class action complaints in the United States District Court for the Northern District of California on behalf of themselves and others similarly situated against the Company alleging violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 generally alleging that the Registration Statement on Form S-4 related to the proposed business combination with Amneal Pharmaceuticals, LLC (“Amneal”) contains false and misleading statements and/or omissions concerning the financial projections of the Company, Amneal, and New Amneal; Morgan Stanley & Co. LLC’s valuation analyses and Fairness Opinions relating to the Company and Amneal; potential conflicts of interest associated with one of the Company’s financial advisors and the proposed business combination with Amneal; and background information of the proposed business combination, including confidentiality agreements entered into by the Company in connection with the proposed business combination. No schedule has been set.

20. SEGMENT INFORMATION

The Company has two reportable segments, Impax Generics and Impax Specialty Pharma. Impax Generics develops, manufactures, sells, and distributes generic pharmaceutical products, primarily through the following sales channels: the Impax Generics sales channel for sales of generic prescription products directly to wholesalers, large retail drug chains, and others; the Private Label Product sales channel for generic over-the-counter and prescription products sold to unrelated third-party customers who, in turn, sell the products under their own label; the Rx Partner sales channel for generic prescription products sold through unrelated third-party pharmaceutical entities under their own label pursuant to alliance agreements; and the OTC Partner sales channel for over-the-counter products sold through unrelated third-party pharmaceutical entities under their own labels pursuant to alliance and supply agreements. Revenues from generic products are reported under the caption “Impax Generics, net.”

Impax Specialty Pharma is engaged in the development, sale and distribution of proprietary brand pharmaceutical products that the Company believes represent improvements to already-approved pharmaceutical products addressing central nervous system (“CNS”) disorders and other select specialty segments. Impax Specialty Pharma currently has one internally developed branded pharmaceutical product, Rytary® (IPX066), an extended release oral capsule formulation of carbidopa-levodopa for the treatment of Parkinson’s disease, post-encephalitic parkinsonism, and parkinsonism that may follow carbon monoxide intoxication and/or manganese intoxication, which was approved by the FDA on January 7, 2015 and which the Company launched in April 2015. In November 2015, the European Commission granted marketing authorization for Numient® (IPX066) (referred to as Rytary® in the United States). The review of the Numient® application was conducted under the centralized licensing procedure as a therapeutic innovation, and authorization is applicable in all 28 member states of the European Union, as well as Iceland, Liechtenstein and Norway. Impax Specialty Pharma is also engaged in the sale and distribution of four other branded products including Zomig® (zolmitriptan) products, indicated for the treatment of migraine headaches, under the terms of the AZ Agreement with AstraZeneca in the United States and in certain U.S. territories, and Emverm® (mebendazole) 100 mg chewable tablets, indicated for the treatment of pinworm, whipworm, common roundworm, common hookworm, and American hookworm in single or mixed infections.

Revenues from branded products are reported under the cation “Impax Specialty Pharma, net.” Impax Specialty Pharma also has a number of product candidates that are in varying stages of development.

The Company’s chief operating decision maker evaluates the financial performance of the Company’s segments based upon segment income (loss) before income taxes. Items below income (loss) from operations are not reported by segment, since they are excluded from the measure of segment profitability reviewed by the Company’s chief operating decision maker. Additionally, general and administrative expenses, certain selling expenses, certain litigation settlements, and non-operating income and expenses are included in “Corporate and Other.” The Company does not report balance sheet information by segment since it is not reviewed by the Company’s chief operating decision maker. The accounting policies for the Company’s segments are the same as those described above in the discussion of “Revenue Recognition” and in “Note 2. Summary of Significant Accounting Policies.” The Company has no inter-segment revenue.

The tables below present segment information reconciled to total Company financial results, with segment operating income or loss including gross profit less direct research and development expenses and direct selling expenses as well as any litigation settlements, to the extent specifically identified by segment (in thousands):

Year Ended December 31, 2017	Impax Generics	Impax Specialty Pharma	Corporate and Other	Total Company
Revenues, net	$549,077	$226,710	$—	$775,787
Cost of revenues	454,911	80,212	—	535,123
Cost of revenues impairment charges	96,865	—	—	96,865
Selling, general and administrative	28,294	67,949	120,027	216,270
Research and development	63,245	17,602	—	80,847
In-process research and development impairment charges	192,809	—	—	192,809
Fixed assets impairment charges	8,380	74,128	—	82,508
Change in fair value of contingent consideration	(31,048)	—	—	(31,048)
Patent litigation	827	4,278	—	5,105
(Loss) before income taxes	(265,206)	(17,459)	(168,296)	(450,961)

Year Ended December 31, 2016	Impax Generics	Impax Specialty Pharma	Corporate and Other	Total Company
Revenues, net	$606,320	$218,109	$—	$824,429
Cost of revenues	417,316	69,583	—	486,899
Cost of revenues impairment charges	464,319	24,313	—	488,632
Selling, general and administrative	20,508	61,448	119,874	201,830
Research and development	61,980	18,486	—	80,466
In-process research and development impairment charges	27,765	25,200	—	52,965
Patent litigation	829	6,990	—	7,819
(Loss) income before income taxes	(386,397)	12,089	(202,017)	(576,325)

Year Ended December 31, 2015	Impax Generics	Impax Specialty Pharma	Corporate and Other	Total Company
Revenues, net	$710,932	$149,537	$—	$860,469
Cost of revenues	442,742	58,020	—	500,762
Cost of revenues impairment charges	7,303	—	—	7,303
Selling, general and administrative	29,641	52,427	119,219	201,287
Research and development	52,478	18,144	—	70,622
In-process research and development impairment charges	6,360	—	—	6,360
Patent litigation	2,942	1,625	—	4,567
Income (loss) before income taxes	169,466	19,321	(129,419)	59,368

Significant Products

The Company generally consolidates net revenue by “product family,” meaning that it consolidates net revenue from products containing the same active ingredient(s) irrespective of dosage strength, delivery method or packaging size. The Company’s significant product families, as determined based on net revenue, and their percentage of the Company’s consolidated net revenue for each of the years ended December 31, 2017, 2016 and 2015 are set forth in the tables below (in thousands):

Segment	Product Family	2017
		$	%
Impax Generics	Epinephrine Auto-Injector family (generic Adrenaclick®)	$113,931	15	%(1)
Impax Specialty Pharma	Rytary® family	$91,637	12	%(2)
Impax Generics	Oxymorphone HCI ER family	$68,587	9	%(3)
Impax Generics	Budesonide family	$51,548	7	%(4)
Impax Generics	Zomig family	$51,115	7	%(5)

Segment	Product Family	2016
		$	%
Impax Generics	Epinephrine Auto-Injector family (generic Adrenaclick®)	$91,572	11	%(1)
Impax Specialty Pharma	Rytary® family	$73,833	9	%(2)
Impax Generics	Oxymorphone HCI ER family	$72,661	9	%(3)
Impax Generics	Diclofenac Sodium Gel family (generic Solaraze®)	$69,035	8	%(6)
Impax Generics	Fenofibrate family	$64,001	8	%(7)

Segment	Product Family	2015
		$	%
Impax Generics	Diclofenac Sodium Gel family (generic Solaraze®)	$148,610	17	%(6)
Impax Generics	Amphetamine Salts ER (CII) family (generic Adderall®)	$106,252	12	%(8)
Impax Generics	Fenofibrate family	$93,458	11	%(7)
Impax Generics	Metaxalone family (generic Skelaxin)	$69,876	8	%(9)
Impax Generics	Oxymorphone HCI ER family	$59,175	7	%(3)

(1)

Epinephrine Auto-Injector (generic Adrenaclick®) product family consists of the injector product in two different strengths and is indicated in the emergency treatment of allergic reactions (Type 1) including anaphylaxis.

(2)

Rytary® product family consists of the capsules product in four different strengths and is indicated for the treatment of Parkinson’s disease, post-encephalitic parkinsonism, and parkinsonism that may follow carbon monoxide intoxication or manganese intoxication.

(3)

Oxymorphone Hydrochloride Extended Release product family consists of the oxymorphone hydrochloride extended release tablet formulation of the product in seven different strengths and is indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

(4)	Budesonide Inhalation Suspension (generic Pulmicort Respules®) product family consists of two products strengths and is indicated for the maintenance treatment of asthma.
(5)

Zomig® product family consists of products in tablet, orally disintegrating tablet, and nasal spray dosage forms in six different strengths and is indicated for the acute treatment of migraine with or without aura in adults and pediatric patients 12 years of age or older.

(6)	Diclofenac Sodium Gel (generic Solaraze®) product family consists of one product strength and is indicated for the topical treatment of actinic keratosis.
(7)

Fenofibrate product family consists of products in both capsule and tablet dosage forms in seven different strengths and is indicated as adjunctive therapy to diet to reduce elevated LDL-C, Total-C, Triglycerides and Apo B, and to increase HDL-C in adult patients with primary hypercholesterolemia or mixed dyslipidemia (Fredrickson Types IIa and IIb); and also indicated as adjunctive therapy to diet for treatment of adult patients with hypertriglyceridemia (Fredrickson Types IV and V hyperlipidemia).

(8)

Amphetamine Salts extended release capsules, CII (generic Adderall XR®) product family consists of the capsules product in six different strengths and is indicated for the treatment of attention deficit hyperactivity disorder.

(9)

Metaxalone (generic Skelaxin®) product family consists of the tablet product in two different strengths and is indicated as an adjunct to rest, physical therapy, and other measures for the relief of discomforts associated with acute, painful musculoskeletal conditions.

Foreign Operations

The Company’s wholly-owned subsidiary, Impax Laboratories (Taiwan), Inc., constructed a manufacturing facility in Taiwan which was utilized for manufacturing, warehouse, and administrative functions, as well as some limited research and development activities. On the Company’s consolidated balance sheet as of December 31, 2017, Impax Laboratories (Taiwan), Inc. represented $22.9 million of net carrying value of assets, which are included in assets and liabilities held for sale. See “Note 15. Restructurings” for additional information related to the sale of the Taiwan operations in the first quarter of 2018.

21. SUPPLEMENTARY FINANCIAL INFORMATION (Unaudited)

Selected financial information for the quarterly periods noted is as follows:

	2017 Quarters Ended
(in thousands, except share and per share amounts)	March 31	June 30	September 30	December 31
Revenue:
Impax Generics sales, gross	$635,897	$663,167	$622,252	$584,374
Less:
Chargebacks	298,744	286,092	281,835	302,394
Rebates	164,792	170,398	162,914	144,344
Product returns	9,733	15,210	7,003	4,657
Other credits	28,481	40,578	19,402	20,036

Impax Generics sales, net	134,147	150,889	151,098	112,943

Impax Specialty Pharma sales, gross	84,133	84,238	107,407	111,918
Less:
Chargebacks	9,828	8,967	14,121	10,058
Rebates	4,483	4,682	5,914	6,198
Product returns	1,844	1,416	3,614	4,234
Other credits	17,722	17,980	28,464	21,461

Impax Specialty Pharma revenues, net	50,256	51,193	55,294	69,967

Total revenues	184,403	202,082	206,392	182,910

Gross profit	24,891	72,406	34,033	12,469

Net loss	$(98,431)	$(20,417)	$(49,369)	$(301,070)

Net loss per common share:
Basic	$(1.37)	$(0.28)	$(0.69)	$(4.18)

Diluted	$(1.37)	$(0.28)	$(0.69)	$(4.18)

Weighted-average common shares outstanding:
Basic	71,594,472	71,803,920	71,924,592	72,098,533

Diluted	71,594,472	71,803,920	71,924,592	72,098,533

Quarterly computations of net loss per share amounts are made independently for each quarterly reporting period, and the sum of the per share amounts for the quarterly reporting periods may not equal the per share amounts for the year-to-date reporting period.

	2016 Quarters Ended
(in thousands, except share and per share amounts)	March 31	June 30	September 30	December 31
Revenue:
Impax Generics sales, gross	$614,176	$532,968	$658,099	$690,674
Less:
Chargebacks	217,354	197,864	252,303	308,253
Rebates	185,476	178,097	183,347	211,359
Product returns	11,913	10,237	16,151	7,920
Other credits	29,354	25,075	30,978	23,916

Impax Generics revenues, net	170,079	121,695	175,320	139,226

Impax Specialty Pharma sales, gross	82,073	81,254	77,841	108,121
Less:
Chargebacks	6,111	8,826	5,439	15,253
Rebates	2,853	2,430	3,556	3,016
Product returns	1,508	1,279	574	2,802
Other credits	16,172	17,824	15,683	27,854

Impax Specialty Pharma revenues, net	55,429	50,895	52,589	59,196

Total revenues	225,508	172,590	227,909	198,422

Gross profit (loss)	102,590	72,984	(165,426)	(161,250)

Net loss	$(10,408)	$(2,701)	$(179,337)	$(279,585)

Net loss per common share:
Basic	$(0.15)	$(0.04)	$(2.51)	$(3.91)

Diluted	$(0.15)	$(0.04)	$(2.51)	$(3.91)

Weighted-average common shares outstanding:
Basic	70,665,394	71,100,123	71,331,247	71,487,071

Diluted	70,665,394	71,100,123	71,331,247	71,487,071

Quarterly computations of net loss per share amounts are made independently for each quarterly reporting period, and the sum of the per share amounts for the quarterly reporting periods may not equal the per share amounts for the year-to-date reporting period.

SCHEDULE II, VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Column A	Column B	Column C			Column D	Column E
Description	Balance at Beginning of Period	Charge to Costs and Expenses	Charge to Other Accounts		Deductions	Balance at End of Period
For the Year Ended December 31, 2015:
Reserve for bad debts	$515	5,122	9,550	*	—	$15,187
For the Year Ended December 31, 2016:
Reserve for bad debts	$15,187	41,213	—		(1,664)	$54,736
For the Year Ended December 31, 2017:
Reserve for bad debts	$54,736	3,804	—		(9,117)	$49,423

*	Represents reserve for bad debts acquired.